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                                                                    EXHIBIT 10.3

                         AGREEMENT OF PURCHASE AND SALE

            AGREEMENT OF PURCHASE AND SALE (this "Agreement"), made as of the th day of February, 1999 by and among each of the entities listed in the column entitled Sellers of Schedule A attached hereto (each individually, a "Seller" and collectively, the "Sellers", and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("Buyer").

                                   Background

            A. Each Seller is a member of BRE/City Center L.L.C. ("City Center LLC"). City Center LLC is the fee owner of the land described on Schedule A-1 attached hereto and the buildings and other improvements located thereon and the owner of a leasehold interest in and to the parcel of land described on Schedule A-2 attached hereto, together with the buildings and other improvements located thereon (collectively, the "Property").

            B. The membership, beneficial and other ownership interests in City Center LLC owned by the Sellers shall be referred to herein as the "Interests", and the Interests, together with the Asset Related Property, to the extent such Asset-Related Property is related to the Interests, shall be referred to as the "Asset".

            C. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Asset on the terms and conditions hereinafter set forth.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section I.1 Defined Terms. The capitalized terms used herein will have the following meanings.

            "Agreement" shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and

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schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

            "Asset" shall have the meaning assigned thereto in "Background" paragraph B.

            "Asset File" shall mean the materials with respect to the Asset previously delivered or made available to the Buyer or its representatives by or on behalf of the Sellers.

            "Asset-Related Property" shall have the meaning assigned thereto in subsection 2.1(b).

            "Basket Limitation" shall mean an amount equal to one percent (1%) of the Purchase Price.

            "BREA" shall mean Blackstone Real Estate Acquisitions L.L.C.

            "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in Chicago, Illinois or New York City, New York.

            "Buyer" shall have the meaning assigned thereto in the Preamble to this Agreement.

            "Buyer's Leasing Costs" shall have the meaning assigned thereto in Subsection 11.12(a).

            "Buyer-Related Entities" shall have the meaning assigned thereto in subsection 12.1.

            "Cap Limitation" shall mean an amount equal to four percent (4%) of the Purchase Price. For the avoidance of doubt, the Cap Limitation shall be reached when the aggregate sum of all monies payable by, collectively, the Sellers, pursuant to any and all of the indemnities provided for in this Agreement, equals 4% of the Purchase Price.

            "City Center Ground Lessor" shall mean the lessor under the National City Bank Lease.

            "City Center LLC" shall have the meaning assigned thereto in "Background" paragraph A.

            "Closing" shall have the meaning assigned thereto in Section 2.3(a).

            "Closing Date" shall have the meaning assigned thereto in Section 2.3(a).

            "Complying Title Policy" shall have the meaning set forth in Section 2.2(b)(ii).

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            "Condition of the Assets" shall have the meaning assigned thereto in subsection 4.1(f).

            "Contemplated Leases" shall mean those Space Leases identified on Schedule F-2.

            "Contracts" shall have the meaning assigned thereto in Subsection 2.1(b).

            "Designated Assignor" shall mean that certain Seller designated by the remainder of the Sellers (a) to receive and distribute the Purchase Price on behalf of the remainder of the Sellers and (b) to perform certain other obligations designated by the remainder of the Sellers or otherwise set forth herein.

            "Earnest Money" shall have the meaning assigned thereto in subsection 2.2(b).

            "Eastdil" shall mean Eastdil Realty Company, L.L.C.

            "Existing Survey" shall mean the survey with respect to the Property listed on Schedule B attached hereto.

            "Existing Title Commitment" shall mean the title commitment with respect to the Property listed on Schedule B attached hereto.

            "Financial Statements" shall have the meaning assigned thereto in subsection 3.1(j),

            "Fixed Rents" shall have the meaning assigned thereto in subsection 11.1(a).

            "Ground Lease" shall mean the National City Bank Lease.

            "Hazardous Materials" shall have the meaning assigned thereto in subsection 4.1(f).

            "Intangible Personal Property" shall have the meaning assigned thereto in subsection 2.1(b).

            "Interests" shall have the meaning assigned thereto in background paragraph "B".

            "IRS" shall mean the Internal Revenue Service.

            "IRS Reporting Requirements" shall have the meaning assigned thereto in subsection 15.4(c).

            "LC Agreement" shall have the meaning ascribed thereto in Subsection 11.12(a).

            "LC Amount" shall have the meaning ascribed thereto in Subsection 11.12(a).

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            "Leasing Expenses" shall mean all capital costs, tenant improvement costs, relocation costs, temporary leasing costs, leasing commissions, legal, design and other professional fees, and other expenses incurred with respect to the Space Leases and allowances granted to any tenants in lieu of any of the above.

            "Letter of Credit" shall have the meaning ascribed thereto in Subsection 11.12(a).

            "Loan Documents" shall mean all documents evidencing and securing the NY Life Loan.

            "Losses" shall have the meaning assigned thereto in subsection 12.1.

            "National City Bank Lease" shall mean the lease entered into between The Kope Realty Company, as lessor, and National City Bank, as lessee, a memorandum of which was filed for record on October 26, 1976 and recorded in Volume 515, Page 1 of Cuyahoga County, Ohio Lease Records, the lessee's interest therein having been assigned to National City Center Joint Venture by Assignment of Lease filed for record on October 21, 1977 and recorded in Volume 523, Page 47, of Cuyahoga County, Ohio Lease Records, and from National City Center Joint Venture to Euclid-Ninth Community Urban Redevelopment Corporation by Assignment of Lease filed for record on December 12, 1977 and recorded in Volume 524, Page 469, of Cuyahoga County, Ohio Lease Records and from Euclid-Ninth Community Urban Redevelopment Corporation to City Center LLC by Assignment and Assumption of the Kope Lease dated as of February 10, 1998 and recorded in Volume 98-1563, Page 20 of Cuyahoga County records.

            "NCB Space Lease" shall mean that certain Agreement of Lease between City Center LLC, as successor in interest to National City Center Joint Venture, as landlord, and National City Bank, as tenant.

            "NY Life Loan" shall mean the loan from New York Life Insurance Company to City Center LLC secured by the Property.

            "NY Life Loan Closing Balance" shall have the meaning assigned thereto in subsection 2.2(d).

            "Option Agreement" shall have the meaning assigned thereto in
Article XIV.

            "Overage Rent" shall have the meaning assigned thereto in subsection 11.2(a).

            "Permitted Exceptions" shall mean with respect to the Property, (i) excluding any affirmative coverage and affirmative insurance with respect thereto, the matters set forth in the Existing Title Commitment or the Existing Survey, (ii) the Ground Lease, Space Leases, and Contracts affecting the Property and any

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Space Leases, or Contracts entered into after the date hereof, in accordance with the terms of this Agreement, (iii) liens for current real estate taxes which are not yet due and payable, (iv) standard exclusions and the terms and provisions contained in forms of title insurance policies, subject to Seller causing the Title Company to provide extended coverage over the general title exceptions, except those exclusions and conditions and stipulations which customarily remain in fee and leasehold title insurance policies in the jurisdiction in which the Property is located and the rights of tenants under leases (v) subject to the adjustments provided for herein and if a lien, any service, installation, connection or maintenance charge due after Closing and charges for sewer, water, electricity, telephone, cable television or gas, excluding mechanic's liens, (vi) as to assets which are not real property, rights of vendors and holders of security interests on personal property installed on the Property and owned by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the Space Leases of such tenants, (vii) matters contained in the updated title commitment or survey with respect to each Property obtained by the Buyer as permitted under Section 9.2 which matters do not qualify as Permitted Exceptions under one of the other clauses of this definition and with respect to which either (A) the Buyer has not raised an objection within the time period required in Section 9.2 or (B) the Buyer has raised an objection within the time period required in Section 9.2 and the Seller has not agreed to cause such title exception to be removed prior to Closing, provided Buyer either waives such objection at or prior to the Closing or Buyer closes the transaction despite such objection (viii) liens securing the NY Life Loan affecting the Property (the matters described in clauses (i) through (viii) above, collectively, the "Permitted Exceptions").

            "Person shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

            "Property" shall have the meaning assigned thereto in "Background" paragraph A.

            "Purchase Price" shall have the meaning assigned thereto in subsection 2.2(a).

            "Repayment Costs" shall have the meaning assigned thereto in subsection 2.2(d).

            "Reporting Person" shall have the meaning assigned thereto in subsection 15.4(c).

            "Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

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            "Seller-Related Entities" shall have the meaning assigned thereto in subsection 12.2.

            "Seller's knowledge" shall mean the actual knowledge of the Seller based upon the actual knowledge of Gary M. Sumers and Marshall Findley without any duty on the part of any such executive officer or other Person to conduct any independent investigation or make any inquiry of any Person.

            "Seller's Leasing Costs" shall have the meaning assigned thereto in subsection 11.12(b).

            "Space Leases" shall have the meaning assigned thereto in subsection 2.1(b).

            "Survival Period" shall have the meaning assigned thereto in subsection 12.4.

            "Tangible Personal Property" shall have the meaning assigned thereto in Section 2.1(b).

            "Tenant Notices" shall have the meaning assigned thereto in Article VI.

            "UCC" shall mean the Uniform Commercial Code adopted by the state in question.

            "Union Contracts" shall mean any and all contracts with the International Union of Operating Engineers local 186 and its branches.

            "Updated Estoppel Certificates" shall have the meaning assigned thereto in Section 3.3(h).

            "Voluntary/De Minimis Title Exceptions" shall mean title exceptions affecting the Property that are (i) knowingly and intentionally created by the Sellers or City Center LLC, as applicable, after the date of this Agreement through the execution by the Sellers or City Center LLC of one or more instruments creating or granting such title exceptions, or (ii) dischargeable by the payment of not more than $200,000 (which $200,000 shall be the maximum aggregate amount required to be spent by the Sellers, collectively, in connection with all title exceptions, other than those referenced in (i) above, that arise with respect to the Property), or (iii) without regard to the cap in clause (ii) above, mechanic's or materialman's liens arising from nonpayment for any work performed or to be performed by City Center LLC in connection with City Center LLC's existing lease obligations which are more particularly set forth in
Section 11.12 hereof and on Schedule F-1 and F-4 attached hereto; provided, however, that the term "Voluntary/De Minimis Title Exceptions" as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b)(1) Space Leases for the Property and ; (b)(2) any title exception created pursuant to

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a Space Lease for the Property by the tenant thereunder, provided such tenant has the express right under such Space Lease to create such title exception; (c) any title exceptions that are approved, waived or deemed to have been approved or waived by the Buyer pursuant to the terms of this Agreement or that are created in accordance with the provisions of this Agreement; (d) any title exceptions which, pursuant to a Space Lease for the Property or otherwise, are to be discharged by a tenant or occupant of such Property; (e) except as set forth in (iii) of the definition of Voluntary/De Minimis Title Exceptions, mechanic's or materialman's liens which, when aggregated with any sums required to discharge title exceptions pursuant to the provisions of (ii) and sums required to pay any federal tax liens, exceed $200,000 or (f) any federal tax liens, which when aggregated with any sums required to discharge title exceptions pursuant to the provisions of (ii) and sums required to discharge any mechanic's liens, exceed $200,000.

                                   ARTICLE II

                        SALE, PURCHASE PRICE AND CLOSING

            Section II.1 Sale of Asset. (a) On the Closing Date (as hereinafter defined) and pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers shall sell to the Buyer, and the Buyer shall purchase from Sellers, the Asset.

            (b) The transfer of the Asset to the Buyer shall include the transfer, directly or indirectly, of all Asset-Related Property with respect to such Asset. For purposes of this Agreement, "Asset-Related Property" shall mean all of the Seller's right, title and interest (to the extent, by operation of law, the Sellers own such right title and interest), in and to (A) all easements, covenants and other rights appurtenant to said Property and all right, title and interest of the Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley or any other right of way, open or closed, in front of or adjoining said Property, (B) all furniture, fixtures, equipment and other tangible personal property (except items owned or leased by tenants from third parties or which are leased by the Seller which are now, or may hereafter prior to the Closing Date be, placed in, attached to, situated in or upon such Property (collectively, with all additions and replacements thereof, the "Tangible Personal Property"), (C) to the extent they may be transferred under applicable law, all licenses, franchises, certifications, approvals, permits and authorizations presently issued in connection with the operation, ownership and maintenance of all or any part of the Property as it is presently being operated, (D) to the extent assignable, all warranties, if any, issued or assigned to the Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property, (E) to the extent assignable, all service,

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supply and maintenance contracts including commitments therefor (if any) held by the Seller with respect to its Property, including, without limitation, those contracts listed on Schedule E attached hereto (collectively, the "Contracts"),
(F) to the extent assignable by the Seller, all trade names, logos, designs, trademarks, service marks, copyrights and other general intangibles and intellectual property (including any computer software programs used in connection with tenant escalation billings and maintained at the Property) relating to the Property, including, without limitation, but limited, nonetheless, to the extent assignable and subject to the provisions of Paragraph 36 of the NCB Space Lease, the name "National City Center" (collectively, the "Intangible Personal Property") and (G) all leases, licenses, contracts and other agreements, to the extent transferable, for the use and occupancy of all or any part of the Property, including, without limitation, all of Sellers' and City Center LLC's interests, as lessor, in and to the NCB Space Lease (the
"Space Leases") and all security and escrow deposits (including any interest or other amounts accrued or earned thereon) that are required to be returned to tenants pursuant to Space Leases held by City Center LLC in connection with any such leases, licenses, contracts and other agreements. For avoidance of doubt, it is understood and agreed that the interests of the Sellers in and to the Property and the Asset-Related Property with respect thereto are indirect and derivative by virtue of their membership Interests in City Center LLC and no direct assignment of property rights is intended to occur by the Sellers with respect to the Asset-Related Property except to the extent that the Sellers are direct holders of such rights.

            Section II.2 Purchase Price; Earnest Money. (a) The consideration for the Asset shall be equal to One Hundred Million Dollars ($100,000,000) (the "Purchase Price"), subject to the prorations and credits as hereinafter provided in this Agreement.

            (b) The Purchase Price shall be paid to the Sellers as follows:

            (i) simultaneously with the execution of this Agreement, the Buyer is delivering to Sellers, to be held by Sellers in accordance with the terms of this Agreement, cash in an amount equal to Fifteen Million Dollars ($15,000,000.00) in immediately available funds (the cash, together with any interest earned thereon, shall be referred to as the "Earnest Money"); the Earnest Money shall be held by Sellers and shall be nonrefundable to the Buyer except as otherwise set forth in this Agreement. If for any reason Sellers do not receive, on the date hereof, the Earnest Money or if Buyer restrains Sellers' receipt or use of the Earnest Money, Buyer shall continue to be liable (A) to deliver to Sellers the Earnest Money and (B) in connection with its failure to deliver the Earnest Money in accordance with this Agreement. In the event the Closing occurs on the

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      same day as the date of this Agreement, Buyer shall be obligated to deliver, or cause the delivery of, the Earnest Money to Sellers and such monies shall not be treated as Earnest Money, but as a portion of the Purchase Price payable to the Sellers; and

            (ii) on the Closing Date, simultaneously with the delivery of (A) a marked commitment for an ALTA form 1992 Owner's and Leasehold Owner's Title Insurance Policy in the amount of the Purchase Price, subject only to the Permitted Exceptions with extended coverage endorsements (a "Complying Title Policy") (provided that the sole conditions to the effectiveness thereof are that Buyer shall have completed, or is simultaneously completing, all of its Closing obligations and deliveries in accordance with this Agreement, including payment of the Purchase Price) and (B) the Sellers' Interests, in accordance with the terms of this Agreement, the Buyer shall deliver to the Sellers or the Designated Assignor in immediately available funds by wire transfer to such account or accounts that the Designated Assignor shall designate to the Buyer, and subject only to the closing adjustments as provided for in Article XI of this Agreement, an amount equal to the difference between (x) the Purchase Price and (y) the sum of (1) the Earnest Money, and (2) the NY Life Loan Closing Balance, whether assumed or paid provided, however, in the event that the Closing occurs on the same day as the date of this Agreement, the Earnest Money shall be deemed to be a portion of the Purchase Price and Buyer shall be obligated to deliver, or cause the delivery of, the Earnest Money to Seller as a portion of the Purchase Price; and

            (c) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

            (d) Upon the Closing, the Buyer shall, at its option, either repay the outstanding balance of principal and interest on the NY Life Loan (collectively, the "NY Life Loan Closing Balance") or acquire the Interests, subject to the outstanding balance of principal and interest on the NY Life Loan, it being understood that City Center LLC is the borrower under the terms of the NY Life Loan and the NY Life Loan encumbers the Property. In addition to the Purchase Price, the Buyer agrees to pay (i) all prepayment, due on sale and similar amounts, if any, payable to holders of the NY Life Loan in connection with the transfer of the Asset and the repayment of such NY Life Loan in connection therewith, and all breakage costs under any interest rate swap, cap or similar agreement relating to the NY Life Loan (other than any such costs not set forth in the Loan Documents or written requests previously received by Buyer), (ii) all assumption fees and similar amounts in connection with the assumption and retention of such NY Life Loan, including without limitation that certain 1% assumption fee, and (iii) all legal fees, title fees, other fees and closing costs required by the holders of the NY

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Life Loan in connection with the assumption, retention or repayment thereof
(collectively, the "Repayment Costs"). Notwithstanding anything to the contrary contained herein, the repayment, retention or assumption of the NY Life Loan including, without limitation, all Repayment Costs in connection therewith, shall be the sole responsibility of Buyer hereunder. Sellers hereby agree to reasonably cooperate in connection with Buyer's assumption or repayment of the NY Life Loan, including, without limitation, executing any and all instruments reasonably necessary and specifically required by the NY Life Loan lender to effectuate same. For the avoidance of doubt, it is hereby understood and agreed that it shall be the sole responsibility of Buyer to obtain from NY Life any and all consents necessary in connection with the assumption or repayment of, or the transferring of the Interests subject to, the NY Life Loan and any failure to obtain the consent from NY Life shall not be a failure to meet a condition of Closing and shall not give Buyer a reason to delay the Closing. Buyer hereby indemnifies and holds Sellers (and all of their affiliates) harmless from and against all Losses (as hereinafter defined) that Sellers (and/or any of their affiliates) incur in connection with the assumption or repayment of, or the transfer of Interests subject to, the NY Life Loan and from and after the Closing Date (and not subject to the limitations contained in Article XII hereof), the NY Life Loan.

            Section II.3 The Closing. The closing of the purchase and sale of the Asset (the "Closing") shall take place on February , 1999, TIME BEING OF THE ESSENCE WITH RESPECT TO BUYER'S OBLIGATIONS HEREUNDER (the "Closing Date"); at which Closing, subject to the terms and in accordance with the provisions of this Agreement, including the condition that Buyer deliver to Sellers the Purchase Price, Sellers shall convey to the Buyer all of their right, title and interest in and to the Interests. Notwithstanding anything to the contrary contained herein, TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SELLER'S OBLIGATIONS HEREUNDER on the day that is fourteen days after the Closing Date.

            (a) The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location agreed upon by the parties hereto.

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                                   ARTICLE III

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

            Section III.1 General Seller Representations and Warranties. City Center LLC and each Seller hereby represents, warrants and covenants to the Buyer as of the date hereof and as of the Closing Date, with respect to itself and, to the extent applicable, the Property owned and/or the Asset being sold or assigned by such party, as follows:

            (a) Formation; Existence. It is a limited partnership or limited liability company or corporation, as applicable, duly formed, validly existing, in good standing under the laws of the state of Delaware and City Center LLC, is, or will at Closing be, qualified to do business in the State of Ohio unless the absence of such qualification does not materially adversely affect the City Center LLC's ownership or ability to convey the Property or the Asset or performance of its other obligations under this Agreement.

            (b) Power and Authority. It has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

            (c) No Consents. Except (i) as set forth in Schedule D and (ii) for any consent, license, approval, order, permit, authorization, registration, filing or declaration, the failure of which to obtain will not adversely affect (A) the individual Seller's ability to consummate the transactions contemplated by this Agreement, (B) the applicable Seller's or City Center LLC's ownership of its Asset or Property or (C) in a material adverse manner, the operation or value of the Property to Buyer, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

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                                                                              12


            (d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset will not (i) conflict with or result in any violation of the relevant Seller's organizational documents, (ii) except as set forth on Schedule D, to each Seller's knowledge, conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Seller or City Center LLC is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to that Seller or its assets or properties except, in each case, for any conflict or violation which (A) will not adversely affect (1) the Seller's ability to consummate the transactions contemplated by this Agreement, (2) the ownership of the Asset or Property (3) in a material adverse manner, the operation by City Center LLC of the Property or value thereof or (B) arises under the documents evidencing or securing the NY Life Loan.

            (e) Subsidiaries/ Authority to Conduct Business. City Center LLC has no subsidiaries. Except to the extent that the absence of such power does not materially adversely affect the City Center LLC's ownership or ability to convey the Property and the Asset or performance of its other obligations under this Agreement, City Center LLC has full power and authority to carry on the lines of business it currently conducts and to own, lease and use the properties owned, leased and used by it.

            (f) Limited Liability Company Agreement. That certain BRE/City Center L.L.C. Limited Liability Company Agreement dated as of December 2, 1997, a copy of which was previously delivered to Buyer, (i) constitutes the entire agreement between the Sellers with respect to City Center LLC and (ii) has not been amended or modified.

            (g) Sellers. As of the date of this Agreement and as of the Closing Date, the identity of each Seller, and the respective percentage ownership interest of each Seller, is set forth on Schedule A. The Sellers are the owners of all of the issued and outstanding interests in City Center LLC free and clear of any and all liens, claims, encumbrances and security interests. None of the Interests in City Center LLC listed here on Schedule A have been transferred, assigned, sold, hypothecated, pledged or encumbered.

            (h) Restrictions upon Acquisition of Interests. Except as set forth in this Agreement and except with respect to any right of first refusal or purchase option affecting the Property and in connection with the NY Life Loan, there are no subscriptions, warrants, options, conversion rights or other agreements of any kind to purchase or otherwise acquire or sell any Seller's Interest in City Center LLC.

            (i) Transferability of Interests. Except with respect to the NY Life Loan and any right of first refusal or purchase option affecting the Property, to the extent applicable, City Center LLC is not a party to, and to its knowledge, no Seller is a party to, any voting agreement, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any Interests of City Center LLC, or any agreements with respect to the transferability of any Interest in City Center LLC.

            (j) Liabilities. As of the date reflected on the Financial Statements (as defined below), City Center LLC does not have any obligations or liabilities required to be reflected on a balance sheet in accordance with preparation of a balance sheet on an accrual basis of accounting used for income tax purposes ("Tax Basis") other than (a) liabilities reflected on the unaudited financial statements of City Center LLC internally prepared on a Tax Basis for the period from December 17, 1997 (inception) to December 31, 1997 and for the eleven months ending November 30, 1998, and on the unaudited monthly operating statements of City Center LLC for the eleven months ending November 30, 1998, internally prepared on a Tax Basis for their respective periods (such financial and operating statements collectively, the "Financial Statements"), (b) liabilities arising out of the NY Life Loan and (c) leases, contracts or other matters disclosed in this Agreement. The foregoing representation shall not imply that Buyer is assuming the liabilities set forth on the Financial Statements other than the NY Life Loan, which NY Life Loan has an outstanding principal balance of $61,820,136 as of November 30, 1998. Accounts payable and real estate taxes which are shown on the Financial Statements will be handled in the manner described in Article XI of this Agreement.

            (k) Financial Statements. City Center LLC has delivered to the Buyer prior to the date hereof the Financial Statements, prepared on a Tax Basis, as the case may be, which Financial Statements are true, correct and complete and, in accordance with the basis used for their preparation, fairly present the assets, liabilities and financial condition of City Center LLC as of the date of such Financial Statement and the results of operations for the periods then ended, as applicable.

            (l) Obligations. Between the date that City Center LLC's Financial Statements are delivered to Buyer and the Closing Date, and other than in connection with (i) the NY Life Loan as requested by Buyer or (ii) as permitted under the provisions of this Agreement: City Center LLC will not incur any obligations, contingent or non-contingent liabilities or liabilities for any charges, long-term leases or unusual forward or long-term commitments which are not reflected on the balance sheet of City Center LLC or disclosed hereunder and which could, alone or in the aggregate, reasonably be expected to have a material adverse effect on the ownership, operation or value of the Property or the Interests, unless approved by Buyer, which approval shall not be unreasonably withheld.

            (m) Income Taxes. All federal, state, municipal and other income tax returns and reports required by law to be filed by City Center LLC before the date hereof have been duly executed and filed and with respect to such income taxes, all taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, interest and penalties due have been paid in full. No such returns have been subject to written requests for data by, notice for audit by, or under audit by, any taxing authority.

            (n) Foreign Person. The Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

            Section III.2 Representations and Warranties of the Sellers as to the Assets. Each Seller and City Center LLC hereby represents, warrants and covenants to the Buyer as of the date hereof and as of the Closing Date, with respect to the Asset and Property owned by such Seller or City Center LLC, as follows:

            (a) Ownership of the Asset. (i) Such Seller or City Center LLC is the owner of the Asset or Property free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement, adverse claim or restriction except for the Permitted Exceptions and (ii) with respect to the Ground Lease, the Ground Lease is in full force and effect, neither Seller, nor City Center LLC, has received any notice of default (which remains uncured) and knows of no event which with the giving of notice or the passing of time or both will constitute a default under such Ground Lease, and the Seller and City Center LLC have not terminated or modified or, as applicable, caused City Center LLC to terminate or modify the Ground Lease, except as set forth on Schedule A-2. It has the right to sell the Asset pursuant to the terms of this Agreement. Upon transfer of the Asset by Seller to the Buyer and upon delivery by the Buyer to the Sellers of the Purchase Price, the Buyer will receive the Asset free and clear of any encumbrances other than (i) the Permitted Exceptions and
      (ii)any encumbrances arising from acts of the Buyer or its affiliates. It has not prior to the date hereof sold (or entered into an agreement to sell) the Asset, and with respect to the Property, the Seller has not caused City Center LLC to sell

      (or enter any agreement to sell) said Property (except for the possible granting of security interests, all of which, except with respect to the NY Life Loan being assumed or taken subject to by Buyer, will be terminated prior to the Closing). Other than as set forth on Schedule C-1 hereto and except as contained in the Loan Documents, there are no options, instruments or agreements to which any Interest is bound or pursuant to which any such Interest might be restricted or otherwise encumbered.

            (b) Contracts. The Contracts affecting the Property are set forth on Schedule E attached hereto and to each Seller's knowledge the same have not been modified or amended, except as shown in such documents. Neither Seller, nor City Center LLC, has received any written notice of default under any of the Contracts affecting the Property (which remains uncured).

            (c) Space Leases. With respect to the Space Leases listed on Schedule F and F-2 attached hereto, (A) such Space Leases constitute all the leases, licenses or other occupancy agreements relating to the Property, (B) such Space Leases have not been modified or terminated except as stated in Schedule F, (C) such Space Leases contain the entire agreement between the relevant landlord and the tenants named therein, (D) except as set forth in Schedules F and F-2, fixed rent and additional rent are currently being collected under such Space Leases without offset, counterclaim or deduction and (E) neither Seller, nor City Center LLC, has received any written notice of a default (which remains uncured) or has knowledge of any event which with the giving of notice or the passage of time or both will constitute a default under any of the Space Leases. True copies of the Space Leases have been delivered to the Buyer. Except as set forth on Schedules F-1 and F-2, all tenant improvements or other construction work which as of the date of this Agreement are required to be performed by the landlord under the Space Leases have been or will be prior to the relevant Closing Date fully completed or made and paid for.
      Schedule I sets forth a true and complete list of security deposits held by City Center LLC, respectively, under the Space Leases. Except for the Space Leases, or as otherwise set forth in this Agreement or in the Asset Files, to Seller's and City Center LLC's knowledge, no other Persons have legal agreements to occupy or possess any portion of the relevant Property, excluding any subtenants, occupants or licensees pursuant to any of the Space Leases. Notwithstanding anything contained in this subsection 3.2(c), from and after the date of this Agreement until the Closing Date, Buyer shall notify Seller if Buyer discovers an inconsistency between the representations and warranties contained in this subsection and any Space Leases which it deems relevant and Buyer's failure to notify Seller of such inconsistency prior to the

      Closing shall constitute a waiver by Buyer of any right or claim Buyer may have against the Seller and City Center LLC with respect to such inconsistency, including any claims under Article XII of this Agreement.

            (d) Brokerage Commissions. There are no brokerage commissions or finders' fees payable by the Sellers or City Center LLC with respect to the current or any renewal term of any of the Space Leases affecting the Property other than those set forth on Schedule G attached hereto and neither Sellers nor City Center LLC has any agreement with any broker with respect to any renewal term of any Space Lease except as set forth in Schedule G.

            (e) Condemnation. There are no pending condemnation, eminent domain or similar proceedings affecting the Property, and no street widening, change of grade nor limitations on the use of the street abutting the Property, nor does such Seller have knowledge that any of the foregoing is threatened or contemplated.

            (f) Litigation. Except as disclosed in Schedule H attached hereto, there are no actions, suits or proceedings pending against or, to Seller's or City Center LLC's knowledge, affecting the Asset, the Property, any Seller or City Center LLC in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would adversely affect (1) that particular Seller's ability to consummate the transactions contemplated by this Agreement, (2) the ownership of the Asset or (3) in a material adverse manner, the operation or value of the Property. Each Seller represents that except as disclosed in Schedule H attached hereto, there are no actions, suits or proceedings pending against or, to its knowledge affecting the Interests in any court or before or by an arbitration tribunal or regulatory commission, department or agency.

            (g) Environmental Violations. Neither Seller nor City Center LLC has received written notice of a violation of law with respect to Hazardous Materials on or about the Property (which has not been cured in accordance with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulation and guidelines).

            (h) Loan Documents. The Loan Documents, including all amendments, modifications and supplements thereto with respect to the NY Life Loan are set forth on Schedule C attached hereto, and City Center LLC has not received any notice of default or acceleration under the Loan Documents

      (which remains uncured) and City Center LLC is current with respect to payments of principal and interest under the NY Life Loan. The mortgages and the other Loan Documents which are security documents executed by City Center LLC, do not secure debt other than the NY Life Loan.

            Section III.3 Covenants of the Sellers Prior to Closing. From the date of this Agreement until the Closing Date, (i) City Center LLC and its agents shall with respect to the Property, and (ii) the Sellers shall cause the City Center LLC or its agents, with respect to the Property to:

            (a) Insurance. Keep the Property insured against fire and other hazards covered by the insurance policies maintained by City Center LLC on the date of this Agreement, and continue to maintain in effect City Center LLC's comprehensive general liability insurance policy maintained on the date hereof.

            (b) Operation. Operate and maintain the Property in a businesslike manner and substantially in accordance with the City Center LLC's past and present practices with respect to the Property.

            (c) New Contracts. Not enter into, nor cause City Center LLC to enter into, third party or other contracts relating to the Property, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, except that no such consent shall be required if such contract (i) is necessary as a result of an emergency at the Property (and such contract is not binding post-closing), or (ii) is terminable without payment of a termination fee upon no more than 30 days prior written notice and provided that the amount payable under all such contracts for the 30 day period does not exceed, in the aggregate, $25,000, unless such contract is terminable at will. If City Center LLC enters into any third party contracts after the date of this Agreement, then Sellers shall promptly provide written notice and a copy thereof to the Buyer and unless such contract required the Buyer's approval pursuant to this paragraph and such approval was not obtained and subject to Buyer's right to terminate such contracts in a timely manner as described above, the Buyer shall assume such contract at Closing, such contract shall be deemed added to Schedule E attached hereto and Schedule E shall be deemed amended at the Closing to include such contracts. If a new contract requires the Buyer's approval and the Buyer does not object within ten Business Days after receipt of a copy of such contract, then the Buyer shall be deemed to have approved such contract. Notwithstanding the foregoing and except in connection with Union Contracts, the Sellers shall terminate, on or before the Closing Date, any Contracts listed on Schedule E-1 hereto and the Sellers shall be responsible for any termination fees and penalties due in connection with such terminations.

            (d) New Space Leases. (i) Cause City Center LLC to continue, its present rental program and efforts at the Property to rent vacant space, except with respect to Contemplated Leases (which Contemplated Leases are deemed consented to by the Buyer hereunder) and further provided that without the prior consent of the Buyer, which consent shall not be unreasonably withheld, the Seller will not execute, or cause City Center LLC to execute, any new lease or amend, terminate or accept the surrender of any existing tenancies or approve any subleases, except that City Center LLC is authorized to accept the termination of Leases at the end of their existing terms or the termination of any Space Lease subject to an existing unilateral termination right exercised by any tenant under any Space Lease. If a new Space Lease or an amendment, renewal or extension of an existing Space Lease requires the Buyer's consent and the Buyer does not object within ten Business Days after receipt of a copy of such lease, amendment, extension or renewal and financial and credit and other information relating to the tenant reasonably requested by Buyer, then the Buyer shall be deemed to have approved such Space Lease.

            (ii) If City Center LLC enters into any Space Leases after the date of this Agreement in accordance with the provisions of clause (i) above, the Buyer shall assume such Space Lease at Closing, such Space Lease shall be deemed added to Schedule F attached hereto and Schedule F shall be deemed amended at the Closing to include such Space Lease.

            (e) Litigation. Advise the Buyer promptly of any litigation, arbitration proceeding or administrative hearing, or upon receipt of any written notice of an intention to institute same (including condemnation and eminent domain), before any court or governmental agency which affects the Asset or the Property in any respect, which is instituted after the date of this Agreement and which, if adversely determined, would adversely affect (1) the Sellers' ability to consummate the transactions contemplated by this Agreement, (2) the ownership of the Asset or the Property, or (3) in a materially adverse manner, the operation or value of the Property or the Asset.

            (f) Sale of Tangible Personal Property. Not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Tangible Personal Property associated with the Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

            (g) Performance Under Space Leases. Perform, or cause City Center LLC, or any of its agents, to perform all material obligations of landlord or lessor under the Space Leases for the Property.

            (h) Updated Estoppel Certificates. Sellers shall, or cause City Center LLC to, request from tenants under Space Leases and from the City Center Ground Lessor updated, confirmatory estoppel certificates confirming the information certified to by said tenants and the City Center Ground Lessor in the estoppel certificates previously delivered to Buyer (the "Updated Estoppel Certificates"); provided, however, that the delivery of any one or more of such Updated Estoppel Certificates shall not be deemed a condition to Buyer's obligation to Close, and further, provided that neither the failure by Seller to deliver any one or more of the Updated Estoppel Certificates, nor the contents of any one or more of such Updated Estoppel Certificates, shall give Buyer a reason to delay the Closing or terminate this Agreement.

            (i) Loan Documents. City Center LLC will not, and the Sellers will cause City Center LLC not to enter into any amendment or modification of any Loan Documents without the Buyer's prior written consent, which consent will not be unreasonably withheld or delayed.

            (j) Security Deposits. Except with respect to the ongoing use and application of Security Deposits as disclosed on Schedule I, the Seller shall, or cause City Center LLC to, notify Buyer upon the use or application by City Center LLC of any security deposit being held by such City Center LLC in connection with a Space Lease.

            (k) Due Diligence Requests. Unless such items have been previously delivered by or on behalf of Sellers to Buyer, within three Business Days after written request by facsimile or otherwise, Sellers shall deliver, or cause City Center LLC to deliver, to Buyer, all leases, operating statements, loan documents, ground leases, title and survey documentation and such other documentation related to the Property as Buyer may reasonably request from time to time.

            (l) Updating Information. Sellers and City Center LLC shall make a good faith effort to deliver to Buyer any information of which Sellers or City Center LLC become aware concerning material events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein.

            (m) Review of Books and Records. Sellers and City Center LLC shall cooperate in good faith with Buyer and Buyer's accountants in connection with Buyer's accountants review of Sellers' and City Center LLC's books, records and financial statements and information. To enable accountants to better meet reporting obligations required by Rule 3-14 of the federal securities laws and in such connection Sellers shall cause City Center LLC to provide to Buyer's auditors a certification in the form of Exhibit D attached hereto stating that the statement of revenues and certain expenses which City Center LLC furnishes to such auditors, with respect to City Center LLC's property, fairly represents such information as was contained on the statements, except as noted, and further, City Center LLC shall provide access to City Center LLC's books and records as is necessary for Buyer's auditors to do a Rule 3-14 review. Notwithstanding anything to the contrary contained herein, except for the above-referenced certification, neither Sellers, nor City Center LLC, shall be obligated to make any other statement or certification to Buyer's auditors or otherwise in connection with this Section 3.3(m).

            (n) Entity Status. City Center LLC shall preserve, renew and keep in full force and effect its existence and qualification in the State of Delaware and, if the absence of such qualification would materially adversely affect City Center LLC's ownership or ability to convey the Property or the performance by City Center LLC or the Sellers of their respective obligations under this Agreement, in the State of Ohio.

            (o) Property Management Employees. Seller or City Center LLC shall permit Buyer, upon notice to Seller to interview employees that Buyer intends to retain after the Closing.

            (p) Tax Returns, Taxes. All federal, state, municipal and other tax returns and reports required by law to be filed by City Center LLC before the date hereof have been duly executed and filed and, except with respect to any real estate taxes, all taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, interest and penalties due thereon have been paid in full. No such returns have been subject to written requests for material data by, notice for audit by, or are under audit by any taxing authority.

                                   ARTICLE IV

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

            Section IV.1 Representations, Warranties and Covenants of the Buyer. The Buyer hereby represents, warrants and covenants to the Sellers as of the date hereof and as of the Closing Date as follows:

            (a) Formation; Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Power; Authority. The Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the relevant Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

            (c) No Consents. Other than the filing of this Agreement with the Securities and Exchange Commission, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

            (d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (c) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

            (e) Examination; No Contingencies. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by BREA, the Sellers, City Center LLC, any partner of BREA or the Sellers, or any agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent BREA and/or the Sellers or City Center LLC with respect to the Assets, the Condition of the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement (for purposes of this Section
      (e) only the term "Seller" shall include the "City Center LLC" and "Asset" and "Condition of the Asset" shall include the Property and all Asset-Related Property with respect to the Property). The Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth herein, the Sellers make no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Assets or the Condition of the Assets. The Buyer agrees that each Asset will be sold and conveyed to (and accepted by) the Buyer at Closing in the then existing condition of the Asset, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations and warranties of the Seller expressly set forth in this Agreement or in any closing documents delivered at Closing. Without limiting the generality of the foregoing, except for the representations and warranties of the Seller contained in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to (A) the Condition of the Assets or any aspect thereof, including, without limitation, any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (B) the nature or quality of construction, structural design or engineering of the improvements included in the Property, (C) the quality of labor or materials included in the improvements included in the Property, (D) the soil conditions, drainage, topographical features, flora, fauna, or other conditions of or which affect the Property, (E) any conditions at or which affect the Property with respect to a particular use, purpose, development, potential or otherwise, (F) areas, size, shape, configuration, location, access, capacity, quantity, quality, cash flow, expenses, value, condition, make, model, composition, accuracy, completeness, applicability, assignability, enforceability, exclusivity, usefulness, authenticity or amount, (G) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Assets, the Property or by operation of law, (H) any environmental, botanical, zoological, hydrological, geological, meteorological, structural, or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Property and (I) all other statutory, express or implied representations or warranties by the Seller whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

            (f) For purposes of this Agreement and with respect to each Asset, the term "Condition of the Asset" means the following matters:

                  (A) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. "Hazardous Materials" means (A) those substances included within the definitions of any one or more of the terms

            "hazardous substances," "toxic pollutants", "hazardous materials", "toxic substances", and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C.
            Section 6901 et seq., Section 311 of the Clean Water Act and any similar state laws or any regulations issued under any such laws and
            (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

                  (B) Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

                  (C) Legal Compliance of the Asset. The compliance or
            non-compliance of the Seller, City Center LLC or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

                  (D) Matters Disclosed in the Scheduled Documents and Asset
            File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File.

                  (E) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

                  (F) Condition of Title. The condition of title to the
            Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

            (g) Buyer's Affiliate/Assignee. In the event that Buyer, in accordance with the terms of, and as permitted by, Section 15.7 hereof, shall designate an "Affiliate" or an assignee or designee to which the Asset will be transferred at Closing, the representations and warranties and all covenants and obligations set forth in this Agreement, including, without limitation, the provisions of this Section 4.1, shall apply with respect to Buyer's Affiliate or assignee or designee as if Buyer's Affiliate or assignee or designee was named as Buyer hereunder, and all representations and warranties shall be true, complete and accurate as of the Closing Date. Notwithstanding the foregoing, nothing contained herein shall be construed as relieving Buyer of any of its obligations or liabilities under this Agreement.

            (h) Like Kind Exchange. In the event that Sellers elect to utilize a like-kind exchange (within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended), Buyer shall reasonably cooperate with Sellers in connection with Sellers' election and shall execute any and all documents reasonably requested by Seller in connection therewith. Notwithstanding anything to the contrary contained herein, including the representations and covenants regarding this Agreement or similar understandings on the part of Buyer, the Sellers may enter into intermediate contracts or other agreements to sell the Interests to the third party that enters into such contract or agreement with Sellers and Buyer shall proceed to purchase the Interests from such third party on the same terms and conditions as set forth in this Agreement, provided, however, that Buyer shall not incur any cost or liability if Seller elects to utilize a like-kind exchange as provided for herein.

            (i) NY Life Loan. Buyer hereby agrees that it will not enter into any agreement with the Third Party lender or in connection with the NY Life Loan pursuant to which Buyer agrees to pay an increased prepayment fee or charge in connection with the prepayment of the NY Life Loan in exchange for another benefit to Buyer and Buyer shall disclose to Seller any agreement with the Third Party lender with respect to such NY Life Loan.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

            Section V.1 Conditions Precedent To Seller's Obligations. The obligation of each Seller to consummate the transfer of the Asset to the Buyer on the applicable Closing Date is subject to the satisfaction (or waiver) by the Seller as of the Closing of the following conditions:

            (a) Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

            (b) The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.

            (c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

            (d) The Sellers shall have received all of the documents required to be delivered by the Buyer under Article VI.

            (e) The Sellers shall have received the Purchase Price in accordance with subsection 2.2(b) and all other amounts due to the Sellers hereunder.

            Section V.2 Conditions to the Buyer's Obligations. (a) The obligation of the Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver) by the Buyer as of each Closing of the following conditions:

            (1) Each of the representations and warranties made by the Sellers in this Agreement, with respect to the Asset and the Property being conveyed on the Closing Date, shall be true and correct in all material respects when made and on and as of such Closing Date as though such representations and warranties were made on and as of the Closing Date.

            (2) The Sellers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Sellers with respect to the Asset and the Property on or before the Closing.

            (3) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset at Closing or the consummation of any other transaction scheduled to occur at Closing.

            (4) With respect to the Property title shall be, at the time of Closing, in the form, required under Section 9.1, as evidenced by a Complying Title Policy;

            (5) The Buyer shall have received all of the documents required to be delivered by the Sellers under Article VI.

            (6) The Property shall be in the same material condition as the day hereof subject to reasonable wear and tear and the provisions of Section 10.2.

                                   ARTICLE VI

                               CLOSING DELIVERIES

            (a) At the Closing, the Buyer shall deliver, the following documents:

            (i) an Assignment and Assumption of Interests substantially in the form of Exhibit A hereto; and

            (ii) amendments to the limited liability company agreement and articles of organization for City Center LLC reflecting the assignment of membership Interests.

            (iii) such other assignments, instruments of transfer, and other documents as the Seller may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by the Buyer with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by the Buyer;

            (iv) a duly executed and sworn Secretary's Certificate from the Buyer (or the managing general partner or the administrative member of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

            (v) an executed and acknowledged Incumbency Certificate from the Buyer (or the managing general partner or administrative member of the Buyer, where appropriate) certifying the authority of the officers of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Seller at the Closing;

            (vi0 such other proof as Seller may reasonably request from time to time to evidence the authority of the Buyer and its officers and directors to execute all documents being delivered hereunder and consummate the transactions contemplated hereby;

            (vii0 all consents, approvals or waivers listed on Schedule J on terms satisfactory to the Sellers;

            (viii0 all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, as prepared, determined and apportioned by Sellers and duly executed by the Buyer;

            (ix0 any forms or affidavits required to be filed with respect to the transfer of the Interests;

            (x0 a closing statement prepared by Seller in accordance with the terms hereof (such delivery may be waived by Seller as to the condition precedent benefitting it); and

            (xi0 with respect to the NY Life Loan being assumed or taken subject to by Buyer at Closing:

                  (A) such documents as the holder of such NY Life Loan shall require in connection with the assumption or retention of such NY Life Loan by the Buyer, including, without limitation, replacement guaranties, letters of credit or other credit support to the extent such credit support has been provided by the Seller or their affiliates;

                  (B) letters of credit necessary in order to obtain the return of any letters of credit provided with respect to the NY Life Loan currently being held by or for the benefit of the Third Party lender; and

                  (C) releases in the form of Exhibit D, executed by the holders of the NY Life Loan being assumed by the Buyer at that Closing, releasing Seller and its affiliates, officers, directors and agents from all liability which may accrue or arise from and after the applicable Closing Date with respect to the NY Life Loan or under any of the Loan Documents (including all guaranties, indemnities and letters of credit provided by the Sellers).

            (b At the Closing, the Sellers shall deliver the following documents:

            (i0 an Assignment and Assumption of Interests substantially in the form of Exhibit A attached hereto; and

            (ii0 a true and complete copy of the Limited Liability Company Agreement.

            (iii0 all keys and keycards to the Property which are in the Seller's possession;

            (iv0 an affidavit that the Sellers are not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit C hereto;

            (v0 copies, or to the extent available originals, of all Ground Leases, Space Leases, Contracts, Licenses and Asset Files (at Seller's option such items will be made available at the Property);

            (vi0 evidence that each terminated contract has been terminated or that all actions necessary to terminate such contract have been taken; and

            (vii0 a closing statement prepared by Sellers in accordance with the terms hereof (such delivery may be waived by Buyer, as to the condition precedent benefitting it);

            (viii0 evidence of termination of Property Management Agreement affecting the Property;

            (ix0 evidence that all steps have been taken by Sellers with respect to the termination of the employees of the Property other than(i) employees pursuant to Union Contracts, whose Contracts shall not be terminated and (ii) those being assumed by Buyer hereunder;

            (x0 a legal opinion from Sellers' counsel opining as to the partnership or corporate power and authority, as the case may be, of each of the Sellers;

            (xi0 such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by the Seller with the covenants, agreements, representations and warranties made by it hereunder;

            (xii0 a duly executed certificate from either an officer or a duly authorized Person of City Center certifying that City Center has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

            (xiii0 an executed unanimous written consent of the Founding Members of BREA II L.L.C., as general partner of Blackstone Real Estate Management Associates II L.P., as general partner of Blackstone Real Estate Associates II L.P., as general partner of Sellers, except Blackstone Real Estate Investors (City Center) Inc., authorizing the execution of this Agreement and the other documents delivered by the Seller to the Buyer at the Closing;

            (xiv0 a duly executed unanimous written consent of the Board of Directors of Blackstone Real Estate Investors (City Center) Inc. authorizing the execution of this Agreement and the other documents delivered by Blackstone Real Estate Investors (City Center) Inc. to Buyer at the Closing; and

            (xv0 all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared, and duly executed by the Sellers.

            In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers, with the economic benefits of such property by enforcing their rights with respect to such property (solely at the Buyer's direction) for the benefit and at the expense of the Buyer. Sellers' obligations under this paragraph only shall survive after Closing and shall be subject to the provisions of section 12.3 hereof, but not section 12.4.

                                   ARTICLE VII

                                 PURCHASE OPTION

            Buyer hereby acknowledges that Sellers have delivered to National City Bank a notice informing National City Bank of the intent of the Sellers to sell the Interests and giving National City Bank an option to purchase the Interests or the Property which letter is attached hereto as Exhibit J and that National City Bank has executed and delivered to Sellers the waiver letter attached hereto as Exhibit J. Buyer hereby approves of the form and delivery of same.

                                  ARTICLE VIII

                                   INSPECTIONS

            Section VIII.1 Right of Inspection. Prior to the Closing Date, the Buyer and its agents shall have the right to inspect the Property (including conducting environmental and engineering inspections) at reasonable times agreed upon by the Sellers and Buyer, upon reasonable notice (at least twenty-four (24) hours in advance), provided, however, (a) the Buyer shall permit a representative of City Center LLC to accompany the Buyer and/or its agents during any such inspection if the Sellers shall cause City Center LLC to make such a representative available; (b) such inspection or interview shall not unreasonably impede the normal day-to-day business operations of the Property;
(c) Buyer shall not conduct any testing or inspections with respect to property or premises of tenants, subtenants, licensees or other occupants of the Property to the extent not permitted by a Space Lease and without the reasonable prior consent of the Sellers; (d) Buyer shall not contact, or have discussions, either directly or indirectly, with any tenants, subtenants, licensees or other users or occupants of the Property, without the prior written consent of City Center LLC, which consent shall not be unreasonably withheld; and (e) Buyer shall obtain from City Center LLC, its prior written consent, which consent will not be unreasonably withheld, before conducting any invasive testing at the Property which testing shall be subject to conditions imposed by City Center LLC in its reasonable discretion. The Buyer's right of inspection of the Property shall be subject to the rights of tenants, subtenants, licensees or other occupants of the Property. Prior to entering of the Property, Buyer shall deliver to City Center LLC certificates satisfactory to City Center LLC evidencing that Buyer maintains general liability insurance policies acceptable to City Center LLC in its reasonable discretion, naming the Sellers and City Center LLC as additional insured and loss payees thereunder. The Buyer hereby indemnifies and agrees to defend and hold the Sellers and City Center LLC harmless from all loss, cost (including, without limitation, reasonable attorneys' fees), claim or damage arising in connection with or from any such inspection by the Buyer or its agents and any breach of this Article by Buyer. In the event Buyer fails to purchase the Interests as provided for in this Agreement, upon any Seller's request, Buyer shall return to such Seller copies of all reports and documents delivered to Buyer in connection with the transaction or any inspections of the Property. The provisions of this Article shall survive the Closing or any earlier termination of this Agreement.

                                   ARTICLE IX

                         TITLE AND PERMITTED EXCEPTIONS

            Section IX.1 Permitted Exceptions. The Asset shall be sold and is to be conveyed, and the Buyer agrees to purchase the Asset, subject to the Permitted Exceptions.

            Section IX.2 Title Report, Survey and Searches. (a) The Buyer has received and/or reviewed a copy of the Existing Title Commitment and the Existing Survey. If not previously ordered, promptly after the date of this Agreement the Buyer shall order, if desired, a survey redate and an updated title commitment with respect to the Property and Seller shall order updated UCC, federal and state tax lien, judgment and pending litigation searches with respect to the Sellers and City Center LLC and, in addition, the Buyer shall (a) instruct Title Associates and surveyor delivering such updated items to furnish copies of all updated commitments and surveys to Sellers' counsel at the address set forth in Section 15.9 hereof and (b) within three Business Days after the later of (i) receipt of any such updated documents and (ii) receipt of the updated survey, give notice to the relevant Seller specifying all title exceptions set forth in such updated documents which the Buyer claims are not Permitted Exceptions. Subject to Section 9.6, Buyer's right to give notice of objection as set forth above for any such title exception, for all purposes under this Agreement, including purposes of a Complying Title policy, shall be limited to the title exceptions which materially interfere with the continued use of the Property or materially adversely affect the value of the Property (the "Material Objections"); and any title exceptions contained in the updated documents which are not Material Objections shall be deemed Permitted Exceptions.

            (b Sellers shall order and deliver, or cause to be delivered, to Buyer updated UCC, federal, state, judgment and lien, pending litigation and bankruptcy searches for City Center LLC and the Sellers; however, the delivery of such searches to Buyer shall not be deemed a condition to Closing.

            Section IX.3 Use of Purchase Price to Discharge Title Exceptions. Subject to the provisions of Section 9.6, if, at the Closing, there are any title exceptions applicable to the Property which are not Permitted Exceptions and which the Sellers are obligated by this Agreement or elect to pay and discharge, the Sellers may use any portion of the Purchase Price to satisfy the same, provided that the Sellers shall have delivered to the Buyer at the Closing instruments in recordable form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees. The existence of any such liens or encumbrances shall not be deemed objections to title if the Sellers shall comply with the foregoing requirements. Any unpaid liens for taxes, water charges and assessments applicable to the period prior to the applicable Closing Date shall not be objections to title, but the amount thereof plus any interest and penalties thereon shall be deducted from the balance of the Purchase Price, subject to the provisions for apportionment of taxes, water charges and assessments contained in Article XI of this Agreement.

            Section IX.4 Inability to Convey. Except as expressly set forth in
Section 9.6, nothing contained in this Agreement shall be deemed to require the Sellers to take or bring, or to cause City Center LLC to take or bring, any legal action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Sellers or City Center LLC, at law or in equity, with respect to, and only to the extent that the Sellers have an interest in the Property, the Sellers', inability to convey title, or to transfer the Interests, subject only to the Permitted Exceptions.

            Section IX.5 Rights in Respect of Inability to Convey. In the event that Sellers shall be unable to convey the Asset as a result of the existence of a title exception that Sellers are not required to remove pursuant to this Agreement, subject only to the Permitted Exceptions and the Buyer shall not, on or before the Closing Date (as it may have been adjourned in accordance with this Agreement), give notice to the Sellers that the Buyer is willing to waive objection to each title exception which is not a Permitted Exception and close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise, the Sellers shall have the right, at the Sellers' election, to either
(l) take, or cause City Center LLC to take, such action as the Sellers shall deem advisable to discharge each such title exception which is not a Permitted Exception or (2) terminate this Agreement. In the event the Sellers shall elect to take, or cause the City Center LLC to take, action to discharge each such title exception which is not a Permitted Exception, the Sellers shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 45 days in the aggregate (inclusive of any adjournments made by the Sellers pursuant to Section 9.6 below) and the Closing shall be adjourned to a date mutually agreed upon by the Sellers and Buyer not beyond such 45 day period. If, for any reason whatsoever, the Sellers shall not have succeeded in discharging each such title exception at the expiration of such adjournment(s) and if the Buyer shall not, prior to the expiration of the last of such adjournments, give notice to the Sellers that the Buyer is willing to waive objection to each such title exception and to close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise, then this Agreement shall be deemed to be terminated as of the last date to which the Closing Date was adjourned by the Sellers pursuant to this Article IX. Upon any termination of this Agreement pursuant to this Section, (I) the Earnest Money shall be refunded to the Buyer and (II) neither party shall have any further rights or obligations with respect to the Property for which the provisions of this Agreement are being terminated, except those obligations which expressly survive the termination of this Agreement. No action taken by the Sellers or City Center LLC to discharge, or attempt to discharge, or cause the City Center LLC to discharge or attempt to discharge, any purported title exception shall be an admission that any such purported title exception is not a

Permitted Exception. The provisions of this Section 9.5 shall be subject to Sellers' and Purchaser's rights and obligations with respect to Voluntary/De Minimis Title Exceptions set forth in Section 9.6. It is understood and agreed that a discharge of a title exception shall include the elimination of the title exception itself, the omission of the exception from the Complying Title Policy or affirmative insurance against any loss due to the existence of such exception provided such form of affirmative insurance is reasonably approved by Buyer.

            Section IX.6 Voluntary/De Minimis Title Exceptions. If, from time to time prior to the Closing, the Buyer shall become aware of any Voluntary/De Minimis Title Exceptions, then the Buyer shall promptly notify the Sellers thereof, which notice shall describe in reasonable detail the Voluntary/De Minimis Title Exceptions(s). The Sellers shall discharge, or cause the City Center LLC to discharge, or subject to Buyer's approval, provide title endorsements over, all Voluntary/De Minimis Title Exceptions on or prior to Closing. The Seller shall be entitled to one or more adjournments of the Closing Date not to exceed 45 days in the aggregate (inclusive of any adjournments made by the Seller pursuant to Section 9.5 hereof) to discharge Voluntary/De Minimis Title Exceptions.

            Section IX.7 The Buyer's Right to Accept Title. Notwithstanding the foregoing provisions of this Article IX, the Buyer may, by notice given to the Sellers at any time on or prior to the Closing Date (as it may have been adjourned by the Sellers pursuant to this Article IX) or within five (5) days after receipt from Sellers of a notice to terminate this Agreement, elect to accept such title as the Sellers can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but, except to the extent set forth in Section 9.6, the Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against the Sellers or City Center LLC for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.

            Section IX.8 Cooperation. The Buyer and the Sellers shall cooperate with Title Associates in connection with obtaining title insurance or an update of title insurance insuring title to the Property subject only to the Permitted Exceptions and otherwise in the form and of the substance of a Complying Title Policy. In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver, or cause City Center LLC to deliver, to Title Associates such affidavits, certificates and other instruments as are reasonably requested by such title company and customarily furnished in connection with the issuance of owner's policies of title insurance, including, without limitation, (i) evidence sufficient to establish
(x) the legal existence of the

Buyer and the Sellers and City Center LLC and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) certificates of good standing of the Sellers,
(iii) necessary affidavits required by Title Associates Inc. to issue a Non-Imputation Endorsement and (iv) an ALTA Statement and Personal (GAP) undertakings.

                                    ARTICLE X

                         TRANSACTION COSTS; RISK OF LOSS

            Section X.1 Transaction Costs. The Buyer and the Sellers agree to comply with, or cause compliance with, all real estate transfer tax laws applicable to the sale of the Asset. At the Closing, the real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other taxes or charges payable as a result of the conveyance of the Asset being transferred to Buyer at that Closing pursuant to this Agreement (collectively, the "Transfer Taxes") shall be paid for entirely by the Buyer. In addition to the foregoing and their respective apportionment obligations hereunder, (a) the Sellers and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets, (b) the Sellers shall be responsible (i) for the title insurance policy premiums in respect of any fee and leasehold title insurance, including extended coverage obtained by the Buyer only, excluding the cost of any endorsements which the Buyer elects to obtain and (ii) the cost and expense of obtaining UCC searches, federal and state tax lien, judgment, pending litigation and bankruptcy searches for each Seller and for City Center LLC and (c) the Buyer shall be responsible for all costs and expenses associated with (i) the Buyer's due diligence, (ii) title reports or abstracts with respect to the Property, all title endorsements which Buyer elects to obtain and all survey and search costs and updates related to title insurance, in each case commissioned by the Buyer, (iii) the policy premiums in respect of any mortgage title insurance obtained by the Buyer (if any), (iv) payment, at the Closing, of the recording charges and fees and recordation taxes for the documents necessary to transfer the Asset, (v) all costs and expenses of obtaining any financing the Buyer may elect to obtain, take subject to, and/or assume from the Sellers (including any fees, financing costs, Repayment Costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith) and (vi) all other costs which are the responsibility under applicable law for the Buyer to pay (including, without limitation, all sales and use taxes due as a result of the sale of the Asset). The Buyer and Sellers shall indemnify the other and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of the indemnifying party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section. Although the parties do not believe that any transfer taxes will be due with respect to the sale of the Interests, the Buyer hereby agrees to pay any transfer, deed or conveyance taxes if assessed in connection with the sale of the Interests and the Buyer hereby indemnifies and holds the Sellers harmless from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) with respect to any transfer, deed stamp or other conveyance taxes Buyer is obligated to pay under this Agreement with respect to the Interests as a result of a determination that the transfer taxes, deed stamp taxes or other conveyance taxes payable in connection with this transaction that are in excess of the amount originally determined and paid by the parties hereto. This indemnification shall survive the Closing.

            Section X.2 Risk of Loss. (a) If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken or threatened to be taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer.

            (b As soon as practicable after the occurrence of such casualty or an actual condemnation, as opposed to a threatened condemnation , Sellers shall notify Buyer of (i) the estimated cost of restoration of the Property with respect to any casualty as determined by written estimate of an independent construction contractor chosen by Sellers or City Center LLC with Buyer's approval not to be unreasonably withheld or (ii) the estimated loss in value of the Property as a result of such condemnation as determined by written estimate of an independent appraisal firm chosen by Sellers or the City Center LLC, with Buyer's approval not to be unreasonably withheld. If the estimated cost of restoration arising out of a casualty or estimated loss in value arising out of a condemnation, shall be $5,000,000 or less, then notwithstanding any provision in this Agreement to the contrary, the Sellers will credit against the Purchase Price payable by the Buyer an amount equal to the net proceeds, if any, received by the Sellers from such casualty or condemnation less any amounts spent by the Sellers or City Center LLC prior to Closing with respect to a restoration of the subject Property. If as of the Closing Date, the Sellers or City Center LLC have not received any such insurance or condemnation proceeds then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any deduction for such insurance or condemnation proceeds) and the Sellers will at Closing assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation. If the estimated cost of restoration arising from a casualty or the loss in value of the Property arising from a condemnation exceeds $5,000,000, then Buyer shall have the option to either (i) terminate this Agreement and the Earnest Money being held shall be immediately returned to Buyer, and thereupon this Agreement shall terminate and be of no further force and effect or (ii) accept the Property "as is" together with an assignment of the insurance or condemnation proceeds.

                                   ARTICLE XI

                                   ADJUSTMENTS

            Unless otherwise provided below, the following are to be adjusted and prorated between each Seller and the Buyer as of 11:59 P.M. on the day preceding each Closing Date, based upon a 365 day year, and the net amount thereof shall be added to (if such net amount is in the Sellers' favor) or deducted from (if such net amount is in the Buyer's favor) the Purchase Price payable at Closing:

            Section XI.1 Fixed Rents.

            (a Fixed rents (collectively, "Fixed Rents") paid or payable by tenants under the Space Leases in connection with their occupancy of the Property shall be adjusted and prorated on and if, as and when collected basis. Any Fixed Rents collected by the Buyer or a Seller after the Closing from any tenant who owes Fixed Rents for periods prior to the Closing, shall be applied
(i) first, in payment of Fixed Rents owed by such tenant for the month in which the Closing Date occurs, (ii) second, in payment of Fixed Rents owed by such tenant for the month prior to the month in which the Closing Date occurs but not more than 30 days prior to the Closing Date (iii) third, in payment of Fixed Rents owed by such tenant for the period (if any) after the month in which the Closing Date occurs and (iv) fourth, in payment of any other Fixed Rents owed by such tenant for periods more than thirty (30) days prior to the Closing Date. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled.

            (b The Buyer shall bill tenants who owe Fixed Rents for periods prior to the Closing on a monthly basis for a period of six consecutive months following the Closing Date and shall use commercially reasonable efforts to collect such past due Fixed Rents (related to periods of time prior to the Closing Date). Notwithstanding the foregoing, if the Buyer shall be unable to collect such past due Fixed Rents within six (6) months after the Closing Date, any Seller shall have the right, upon prior written notice to the Buyer, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits for delinquencies in amounts of not more than $100,000 with Buyer's prior reasonable consent, which consent shall not be unreasonably withheld) but the Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. Any payment by a tenant in an amount less than the full amount of Fixed Rents and Overage Rent (as defined below) then due and payable by such tenant shall be applied first to Fixed Rents (in the order of priority as to time periods as is set forth above) to the extent of all such Fixed Rents then due and payable by such tenant, and thereafter to Overage Rents (in the order of priority as to time periods as is set forth in Section 11.2 below).

            (c Notwithstanding the foregoing, Sellers will consider using any alternative reasonable proposals offered by Buyer with respect to determining the adjustment in the collection of any arrearages or delinquencies in fixed rent, which proposals are designed to achieve the same economic effect as the formulas provided above.

            Section XI.2 Overage Rents.

            (a With respect to any Space Lease that provides for (ii) so-called common area maintenance or "CAM" charges or (iii) so-called "escalation rent" or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter's wages or otherwise (such percentage rent, CAM charges, escalation rent and additional rent being collectively called "Overage Rent"), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis.

            (b As to any Overage Rent in respect of an accounting period that shall have expired prior to the Closing but which shall be paid after the Closing, the Buyer agrees that it will pay the entire amount over to the Sellers upon receipt thereof, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto. The Buyer agrees that it shall (i) promptly render bills for any Overage Rent in respect of an accounting period that shall have expired prior to the Closing but which shall be paid after the Closing,
(ii) bill tenants such Overage Rent attributable to an accounting period that shall have expired prior to the Closing on a monthly basis for a period of six consecutive months thereafter and (iii) use commercially reasonable efforts to collect Overage Rent. Notwithstanding the foregoing, if the Buyer shall be unable to collect such Overage Rent within six (6) months after the Closing Date, any Seller shall have the right, upon prior written notice to the Buyer, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but the Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. The Sellers and Buyer shall furnish to each other all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Overage Rent and the Buyer will deliver to the Seller, concurrently with the delivery to tenants, copies of all statements relating to Overage Rent for the period prior to the Closing. The Buyer shall bill tenants for Overage Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by the Sellers.

            (c If, prior to the Closing, the Sellers shall have received any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sum shall be apportioned at the Closing. If, after the Closing, the Buyer shall receive any installments of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any costs and expenses (including reasonable counsel fees) incurred by the Buyer in the collection of such Overage Rent) shall be paid by the Buyer to the Seller promptly after the Buyer receives payment thereof.

            (d Any payment by a tenant on account of Overage Rent (to the extent not applied against Fixed Rents due and payable by such tenant in accordance with subsection 11.1(b) above) shall be applied to Overage Rents then due and payable in the same order of priority that Fixed Rents are applied under subsection 11.1(b) above.

            (e To the extent that any portion of Overage Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between the Sellers and the Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with the Sellers entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs, the Seller to pay to the Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by the Sellers with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and the Sellers and the Buyer to apportion as of the Closing Date all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between the Seller and the Buyer. Buyer and Sellers agree to cooperate with each other in connection with preparing such re-proration. If, with respect to any tenant, the recalculated Overage Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, (i) the entire excess shall be paid by the Buyer to the Seller, if the accounting period for which such recalculation was made expired prior to the Closing and
(ii) such excess shall be apportioned between the Sellers and the Buyer as of the Closing Date (on the basis described in the first sentence of subsection
11.2 above), if the Closing occurred during the accounting period for which such recalculation was made, with the Buyer paying to the Seller the portion of such excess which the Sellers are so entitled to receive. If, with respect to any tenant, the recalculated Overage Rent is less than the estimated amount paid by such tenant, (1) the entire shortfall shall be paid by the Sellers to the Buyer (or, at the Sellers' option, directly to the tenant in question), if the accounting period for which such recalculation was made expired prior to the Closing and (2) such shortfall shall be apportioned between the Sellers and the Buyer as of the Closing Date (on the basis described in the first sentence of subsection 11.2(c) above), if the Closing occurred during the accounting period for which such recalculation was made, with the Sellers paying to the Buyer (or, at the Sellers' option, directly to the tenant in question) the portion of such shortfall so allocable to the Sellers.

            (f Until such time as all amounts required to be paid to the Seller by the Buyer pursuant to Section 11.1 and this Section 11.2 shall have been paid in full, the Buyer shall furnish to the Sellers from time to time upon request of a Seller a reasonably detailed accounting of such amounts payable by the Buyer. The Sellers shall have the right from time to time following the Closing, on prior notice to the Buyer, during ordinary business hours on Business Days, to review the Buyer's rental records with respect to the Property to ascertain the accuracy of such accountings.

            (g With respect to any payments of additional rent based upon a percentage of the tenant's business during a specified annual or other period (sometimes referred to as "percentage rent") being made under Space Leases for either Property, Sellers and Buyer hereby agree to adjust and prorate such percentage rent as of 11:59 P.M. on the day immediately preceding each Closing Date, based upon estimates of such percentage rent for the year. Sellers and Buyer agree to adjust such determination at the end of the year based upon actual percentage rent collected for the year in which the Closing Date occurs.

            Section XI.3 Ground Lease Rents. All rents and other charges payable by City Center LLC as the tenant under the National City Bank Lease shall be adjusted and prorated between the Sellers and Buyer as of 11:59 p.m. on the day preceding each Closing.

            Section XI.4 Taxes and Assessments. Real estate taxes and assessments payable in the year in which each Closing occurs shall be, with respect to the Property that is the subject of said Closing, based on (a) the periods of ownership of the Asset by the Sellers and Buyer during such year and
(b) the amount of real property tax actually payable during that year (i.e., on a cash basis rather than an accrual or lien year basis). In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, the Sellers shall be responsible at the Closing for any installments due prior to the Closing and the Buyer shall be responsible for any installments due on or after the Closing subject to the foregoing proration. In the event that there is a refund of any real estate taxes and/or assessments paid by Sellers or City Center hereunder prior to the date hereof, such refund shall be deemed to be the property of Sellers and if Buyer receives any such refund, Buyer shall promptly notify Sellers and deliver to Sellers the amount of such refund less (x) amounts that Buyer is required, pursuant to Space Leases, to return to tenants of the Property and (y) Buyer's reasonable costs of collection. Notwithstanding anything to the contrary contained herein, Buyer shall be responsible for the payment of all real estate taxes which become payable (in accordance with the determination set forth in this Section 11.4) any time from or after the Closing Date and Buyer hereby indemnifies and holds Sellers harmless from and against any and all loss, damage, charge, liability or expense (including court costs and reasonable attorneys' fees) which the Sellers may sustain or incur as a result of the failure of Buyer to timely pay the aforementioned taxes and assessments. Buyer's obligation under the previous sentence shall survive the applicable Closing Date.

            Section XI.5 Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which shall have been paid by tenants of the Property pursuant to such tenants' Space Leases), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Property, Sellers agree that they shall at the Closing furnish, or cause to be furnished, a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto. As to any unpaid water charges or sewer rents payable directly by tenants, the Buyer shall consummate the Closing subject to such unpaid charges and rents and any lien resulting therefrom, without credit against the Purchase Price or any claim or right of action against the Sellers.

            Section XI.6 Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by tenants of the Property pursuant to such tenants' Space Leases) will be paid by the Sellers to the utility company to the Closing Date. Sellers shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by tenants of the Property pursuant to such tenants' Space Leases. Sellers' and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Sellers' responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer's responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, the Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, the Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Sellers as of the Closing.

            Section XI.7 Contracts. Charges and payments under all Contracts being assumed by Buyer in accordance with the terms of this Agreement, including the Union Contracts.

            Section XI.8 Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, or other income-producing agreements.

            Section XI.9 Supplies. Maintenance supplies in unopened containers based on the Seller's actual cost therefor, including sales and/or use tax.

            Section XI.10 Security Deposits. The actual amounts of the security deposits (including all interest or other amounts earned thereon and required to be returned to any tenants pursuant to the terms of Space Leases) held by the Sellers as of the Closing Date shall be assigned to the Buyer by, at the Sellers' option, (i) payment of the amount thereof to the Buyer or (ii) a credit to the Buyer against the balance of the Purchase Price. Any such tenants' securities in form other than cash shall be transferred to the Buyer by way of appropriate instruments of transfer or assignment.

            Section XI.11 Employee Costs. All salaries, wages, vacation pay and other fringe benefits (including, without limitation, payments and deposits, if any, with respect to social security, unemployment compensation, employee health, life and disability insurance, sick pay and welfare and pension fund contributions) of the employees with respect to the Property in connection with the management, operation or maintenance of the Property under the Union Contracts shall be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. on the day preceding the Closing Date. The Buyer acknowledges that such employees are union employees and agrees to be responsible for all severance pay and other obligations arising as a result of any termination by the Buyer of any such employees. Notwithstanding anything to the contrary contained herein, and except with respect to employees being assumed by Buyer pursuant to the provisions hereof, including, without limitation, employees under Union Contracts, Buyer shall not be liable for, and shall not be responsible any liabilities related to, employees of the Property or Sellers or City Center LLC.

            Section XI.12 Leasing Costs. (a) With respect to Space Leases entered into after the date of this Agreement in accordance with the terms hereof, or renewals or expansions of Space Leases after the date of this Agreement (including any renewals or expansions exercised pursuant to options contained in existing Space Leases), the Buyer will be responsible for all Leasing Expenses and shall assume the economic effect of any "free rent" or other concessions pertaining to the period from and after the Closing Date relating to such Space Leases (the foregoing, "Buyer's Leasing Costs"). In addition, Buyer shall be responsible for all Leasing Expenses and Buyer's Leasing Costs with respect to all Contemplated Leases more particularly set forth on Schedule F-2 hereto and all deferred tenant improvement work with respect to existing Space Leases more particularly set forth on Schedule F-3 hereof ("Deferred Tenant Improvements"). To the extent that the Seller has paid any of the Buyer's Leasing Costs prior to Closing, the Purchase Price will be increased at Closing by the aggregate amount of such expenditures upon presentation by Sellers of an invoice therefor and reasonable evidence of payment thereof. The Buyer will pay all other Buyer's Leasing Costs as and when the same are due. Notwithstanding the foregoing, it is understood and agreed that, with respect to that certain that letter of credit (the "Letter of Credit") in the amount of Two Hundred Seventy Five Thousand Three Hundred Eighty Six Dollars ($275,386.00) (the "LC Amount") delivered by City Center pursuant to the terms of that certain Letter of Credit Agreement dated as of February 10, 1998 and executed by City Center (the "LC Agreement") (i) the Letter of Credit will not be terminated prior to Closing and at Closing, the Purchase Price due to Sellers shall be increased at Closing by an amount equal to the LC Amount, and (ii) promptly after the Closing, the parties shall reasonably cooperate with each other to facilitate the replacement of the Letter of Credit by Buyer and the return of the Letter of Credit (regardless of whether it was delivered by City Center or another entity) to Sellers. Upon a return of the Letter of Credit to Sellers, Sellers shall promptly deliver to Buyer that portion of the LC Amount that, as of the date said Letter of Credit is returned, has not been drawn upon, less all expenses, costs and other fees charged to Sellers in connection with said Letter of Credit after the Closing Date and Sellers reasonable out-of-pocket costs in connection with the Letter of Credit and the replacement thereof, including reasonable attorney's fees.

            (b Except as otherwise set forth in Clause (a) of this Section and except with respect to any of the Leases listed on Schedule F-2, Seller shall be responsible for all Leasing Costs with respect to Space Leases in effect as of the date of this Agreement, including, without limitation, those set forth on Schedule F-1, Schedule F-4 and Schedule G, (collectively, "Seller's Leasing Costs"). To the extent such items are incomplete or not fully paid at Closing, Seller shall give Buyer a credit against the Purchase Price for such remaining costs and Buyer shall assume the obligations to pay such costs or perform such obligations. Notwithstanding the foregoing, however, with respect to that certain Tenant Improvement Allowance in the amount of $407,440.00 set forth on Schedule F-1 hereto, if the entire Tenant Improvement Allowance is not collected by National City Bank from the Landlord or used by Tenant in accordance with the provisions of its lease relating to said Tenant Improvement Allowance, or if National City Bank returns any portion of the Tenant Improvement Allowance to Buyer or notifies Buyer that National City Bank will not demand from Buyer any portion of the Tenant Improvement Allowance, then Buyer shall promptly deliver to Sellers the amount of the Tenant Improvement Allowance less such amounts actually delivered to National City Bank pursuant to Landlord's obligation under the NCB Space Lease to deliver to National City Bank the Tenant Improvement Allowance referenced on Schedule F-1, such obligation to survive the Closing or earlier termination of this Agreement.

            Section XI.13 NY Life Loan Escrows. With respect to the NY Life Loan, all escrows deposited with, or being held by or for the benefit of the applicable Third Party lender, including, without limitation, all tax and insurance escrows, shall be adjusted and prorated between Buyer and Sellers by crediting the balances to Seller as of 11:59 on the day preceding the applicable Closing.

            Section XI.14 Other. If applicable, the Purchase Price shall be adjusted at Closing in accordance with subsection 11.12 and Section 10.2 and to reflect the adjustment of any other item which, under the terms of this Agreement, is to be apportioned at Closing.

            Section XI.15 Re-Adjustment. Except for re-adjustments of Overage Rent to be made pursuant to subsection 11.2(e), if any such items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or

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                                                                              46


prior to the date that is 180 days following the Closing Date. The provisions of this Article XI shall survive the Closing.

                                   ARTICLE XII

                                 INDEMNIFICATION

            Section XII.1 Indemnification by the Seller. With respect to the Asset and Property, the Seller thereof shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, "Buyer-Related Entities") harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses ("Losses"), arising out of, or in any way relating to, (i) any breach of any representation or warranty of the Seller or City Center LLC contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto, (ii) any breach of any covenant of the Seller or City Center LLC contained in this Agreement, and (iii) matters under any of the Space Leases which arise prior to the Closing Date, such obligation to survive the Closing subject to Section 12.4.

            Section XII.2 Indemnification by the Buyer. The Buyer shall indemnify and hold the Sellers, their affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, "Seller-Related Entities") harmless from any and all Losses arising out of, or in any way relating to, (i) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto or in connection herewith, (ii) any breach of any covenant of the Buyer contained in this Agreement, (iii) matters under any of the Space Leases which arise from and after the Closing Date and (iv) Sellers' delivery of a notice to prepay the NY Life Loan to the NY Life lender and, without regard to any other provisions of this Agreement (including, without limitation, the provisions of Article XIV), Buyer's default under this Agreement, such obligation to survive the Closing or termination of this Agreement subject to Section 12.4.

            Section XII.3 Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.1, (a) the Sellers, collectively, shall not be required to indemnify the Buyer or any Buyer-Related Person under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by, collectively, the Sellers, under this Agreement exceeds the applicable Basket Limitation and, in such event, collectively, the Sellers shall be responsible for only the amount in excess of the applicable Basket Limitation and (b) in no event shall the liability of, collectively, the Sellers, with respect to the indemnification provided for in
Section 12.1 above exceed in the aggregate the applicable Cap Limitation and (c) the Sellers shall not be responsible for or indemnify Buyer for any other matters which accrue or arise with respect to events or occurrences at the Property from and after the Closing Date.

            Section XII.4 Survival. The representations and warranties contained in this Agreement and the indemnification by Seller with respect to matters arising under any of the Space Leases prior to the Closing Date shall survive for a period of 225 days after the Closing (the "Survival Period") provided, any action, suit or proceeding with respect to the representations and warranties is properly commenced within the Survival Period. The covenants contained in this Agreement to the extent to be performed prior to or at Closing shall not survive after the Closing. All other covenants, indemnities and provisions of this Agreement shall survive the Closing unless otherwise provided herein. Notwithstanding anything to the contrary contained herein, Seller's obligation to indemnify Buyer shall terminate and be null and void unless Buyer files an action, suit or proceeding against Seller seeking recovery from Seller for its obligations under this Article 12 if properly commenced by Buyer within the appropriate survival period more particularly set forth in this subsection 12.4.

            Section XII.5 Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement which survives the Closing shall be the indemnifications provided for under this Article XII.

                                  ARTICLE XIII

                           TAX CERTIORARI PROCEEDINGS

            Section XIII.1 Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, the Sellers reserves and shall have the right to continue to prosecute and/or settle the same in the name of City Center LLC. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the Sellers reserve and shall have the right to continue to prosecute and/or settle the same; provided, however, that the Sellers shall not settle any such proceeding without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with the Sellers in connection with the prosecution of any such tax reduction proceedings and Sellers shall not, to effectuate a reduction of such taxes, specifically agree with the relevant authorities to an increase in such taxes for fiscal years ending after the year during which the Closing occurs. Sellers' obligation set forth in the preceding sentence shall survive Closing.

            Section XIII.2 Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing (as such period is determined in accordance with Section 11.4 of this Agreement) shall belong to and be the property of the Sellers, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing (as such period is determined in accordance with Section 11.4 of this Agreement)shall belong to and be the property of the Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at the Sellers' election, either (a) be paid to the Buyer and the Buyer shall disburse the same to such tenants or (b) be paid by the Sellers or City Center LLC directly to the tenants entitled thereto, after payment of Buyer's costs related thereto. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to tenants).

            Section XIII.3 Survival. The provisions of this Article XIII shall survive the Closing.

                                   ARTICLE XIV

                                     DEFAULT

            Section XIV.1 Default. Notwithstanding anything to the contrary contained in this Agreement, including the provisions of Section 7.1, (a) if the Buyer shall default (i) in the performance of its obligations under this Agreement to purchase the Asset on the Closing Date or (ii) the performance of its obligations under the option agreement entered into between Buyer and BRE/Wabash L.L.C. (the "Option Agreement") prior to or through the Closing Date, the Sellers, as their sole and exclusive remedy hereunder (except as set forth in the last sentence of this subsection (a)), at law or in equity, shall be entitled to terminate this Agreement and the Option Agreement, to retain the Earnest Money as liquidated damages, at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination. The Buyer agrees that the Seller shall have the right to retain the Earnest Money as liquidated damages without the necessity of proving actual damages due to the difficulty of proving actual damages resulting from the Buyer's default hereunder, the Earnest Money being the parties best estimate of Seller's damages. Nothing in this Section shall be deemed to limit the Seller's remedies with respect to a breach by the Buyer of any of its obligations which survive the Closing but such remedies shall be limited as provided in Section 12.5.

            (b) If the Seller shall default in the performance of its obligations under this Agreement to cause the sale of the Asset or the Property by the Closing Date, the Buyer, as its sole and exclusive remedy, shall be entitled at its option, either (i) to terminate this Agreement, direct Seller to deliver the Earnest Money to the Buyer and retain the Earnest Money, at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination or (ii) specifically enforce the terms and conditions of this Agreement by injunctive relief or otherwise. Nothing in this Section shall be deemed to limit the Buyer's remedies with respect to a breach by the Seller of any of the Seller's obligations which survive the Closing but such remedies shall be limited as provided in Section 11.5.

                                   ARTICLE XV

                                  MISCELLANEOUS

            Section XV.1 Use of Blackstone Name and Address. Subject to the provisions of Section 15.4 hereof, the Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name "Blackstone" in any way whatsoever.

            Section XV.2 Exculpation of the Seller.

            (a) Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Sellers have jointly executed this Agreement for administrative efficiency, and Buyer hereby acknowledges and agrees that the liability of each of the Sellers hereunder shall be several only and nothing contained herein shall be construed to impose joint liability upon the Sellers.

            (b) Notwithstanding anything to the contrary contained herein, the Seller's shareholders, partners, the partners of such partners, the shareholders of such partners, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners of the Seller assumes no personal liability for any obligations entered into on behalf of the Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement.

            Section XV.3 Brokers. (a) Each Seller and the Buyer each represent and warrant to the other that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Eastdil, whose commission shall be paid by Sellers pursuant to the terms of a separate agreement to which the Purchaser is not a party, if and only if the Closing occurs. Each Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from the Seller's breach of the foregoing representation in this subsection (a). The provisions of this subsection (a) shall survive the Closing and any termination of this Agreement.

            (b) The Buyer represents and warrants to the Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Eastdil. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from the Buyer's breach of the foregoing representations in this subsection (b). The provisions of this subsection (b) shall survive the Closing and any termination of this Agreement.

            Section XV.4 Confidentiality; Press Release; IRS Reporting Requirements. (a) The Buyer and the Sellers shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, investors, potential investors, accountants, legal counsel or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation, (iv) to analysts covering Buyer and the REIT industry and (v) to governmental bodies and regulatory agencies, including the Securities and Exchange Commission or required by court or other binding order. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this

Section shall survive the Closing or the termination of this Agreement for a period of 180 days. Notwithstanding the foregoing, Buyer shall be entitled prior to the Closing(after having provided a copy thereof to Seller at least two Business Days prior to issuance and having given good faith consideration to Seller's comments) to file any applicable forms with the Securities and Exchange Commission that accurately set forth such factual information pertaining to the Property and the transaction contemplated hereby that Buyer concludes, in good faith, to be necessary or prudent in order to comply with Buyer's legal disclosure obligations. Seller shall have no liability whatsoever for the accuracy of any information contained in such filings or disclosure documents.

            (b) Neither Sellers and/or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby except (i) in the form of Exhibit K hereto and (ii) as consented to in writing by the other party to this Agreement (such approval not to be unreasonably withheld or delayed). In no event shall any press release issued by the Buyer disclose the identity of the Seller's direct or indirect beneficial owners by name.

            (c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the "IRS Reporting Requirements"), the Seller and the Buyer hereby designate and appoint the Designated Assignor to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Designated Assignor hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Designated Assignor as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four (4) years following the calendar year of the Closing.

            Section XV.5 Intentionally Omitted.

            Section XV.6 Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            Section XV.7 Assignment. This Agreement may not be assigned by the Buyer except: (a) at Closing, provided Buyer designates an Affiliate of Buyer to which the Asset will be transferred at the Closing; or if not to an Affiliate,
(b) Buyer receives Sellers' prior written consent to the assignment, which consent shall be in Seller's sole discretion. In addition, Buyer may name a nominee or designee to whom the Asset will be transferred at Closing, provided that Buyer does not assign this Agreement to such nominee or designee and Seller is only required to deal with Buyer in connection with this Agreement and the transactions contemplated herein. For purposes of this Section 15.7, the term "Affiliate" shall mean a Person which controls, is controlled by or is under common control with Buyer. Notwithstanding the foregoing, nothing herein shall be construed as limiting the liability of Buyer hereunder and Buyer shall remain primarily liable to Sellers with respect to this Agreement. The word "control" means, with respect to a Person that is a corporation, the right to exercise the twenty-five percent of the voting shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession of a twenty-five percent ownership interest in the controlled Person. Notwithstanding the foregoing, nothing herein shall prevent a Buyer from transferring to another Person, pursuant to requirements under the NY Life Loan or other loan for which either Property is pledged as security, a nominal one percent interest in such Affiliate.

            Section XV.8 Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

            Section XV.9 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) facsimile or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

      (a)   To the Seller:

                  c/o Blackstone Real Estate Advisors L.P.
                  345 Park Avenue
                  New York, New York 10154
                  Attention: Mr. Steven Orbuch
                  Facsimile: 212-754-8726

            with copies thereof to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Glenn D. Kesselhaut, Esq.
                  Facsimile: 212-455-2502

      (b) To the Buyer:

                  c/o Prime Group Realty Trust
                  77 West Wacker Drive
                  Suite 3900
                  Chicago, Illinois 60601
                  Attention: Jeffrey A. Patterson
                  Facsimile: 312-917-0460; and
                  Attention: James F. Hoffman
                  Facsimile: 312-917-1684

            with copies thereof to:

                  Jones, Day, Reavis & Pogue
                  77 West Wacker Drive
                  35th Floor
                  Chicago, Illinois 60601
                  Attention: Julie O. Ehrlich
                  Facsimile: 312-782-8585

All notices (i) shall be deemed effective upon receipt or refusal of delivery in accordance with the provisions of this Section and (ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days' notice thereof to the other parties.

            Section XV.10 Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

            Section XV.11 Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

            Section XV.12 No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

            Section XV.13 Governing Law. With respect to matters affecting the Property only, this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State in which the Property is located, and with respect to all other matters hereunder, the laws of the State of New York.

            Section XV.14 Submission to Jurisdiction.

            (a) Each of the Sellers and Buyer irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Sellers and the Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

            (b) Each of the Buyer and each Seller irrevocably and unconditionally waives trial by jury and agrees that any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim same.

            Section XV.15 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            Section XV.16 Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

            Section XV.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

            Section XV.18 Acceptance of Assignment. The acceptance of the Assignment and Assumption of Interests to the City Center LLC membership interests by the Buyer shall be deemed full compliance by the Sellers of all of Sellers' Obligations under this Agreement except for those obligations of Sellers which are specifically stated to survive the delivery of the Assignment and Assumption of Interests.

            Section XV.19 Payment of Purchase Price. The receipt and confirmation of receipt by the Sellers of the Purchase Price shall be deemed full compliance by Buyer of all of Buyer's obligations except for those obligations of the Buyer which are specifically stated to survive the payment of the Purchase Price.

            Section XV.20 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

            Section XV.21 Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

            Section XV.22 Waiver of Jury Trial. The Seller and the Buyer hereby waive trial by jury in any action, proceeding or counterclaim brought by any party against another party on any matter arising out of or in any way connected with this Agreement.

            Section XV.23 Covenants/Simultaneous Closing. With respect to all of the obligations and covenants which, pursuant to the terms of this Agreement, are to be complied with prior to or as of the Closing, such obligations and covenants shall become effective obligations of the Sellers on the date of this Agreement. In the event that the Closing occurs on the same day as the date of this Agreement, then, in any event, the obligations and covenants referenced in the first sentence of this Section 15.23 shall be deemed performed, in every and all respects, in compliance with the terms of this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


                                    BUYER:

                                    PRIME GROUP REALTY, L.P. a Delaware
                                    limited partnership

                                          By: Prime Group Realty Trust, a
                                          Maryland real estate investment
                                          trust, its Managing General Partner

                                          By:___________________________________
                                             Name:
                                             Title:

                                    SELLERS:

                                    BLACKSTONE REAL ESTATE
                                    PARTNERS TWO L.P., a Delaware limited
                                    partnership

                                    By: Blackstone Real Estate
                                        Associates II L.P., a Delaware
                                        limited partnership, general partner

                                       By: Blackstone Real Estate
                                           Management Associates II L.P., a
                                           Delaware limited partnership,
                                           general partner

                                          By: BREA II L.L.C., a Delaware
                                              limited liability company,
                                              general partner

                                             By:________________________________
                                                Name: Steven E. Orbuch
                                                Title: Authorized Person

                                    BLACKSTONE REAL ESTATE HOLDINGS II L.P., a
                                    Delaware limited partnership

                                       By: Blackstone Real Estate
                                           Management Associates II L.P., a
                                           Delaware limited partnership,
                                           general partner

                                           By: BREA II L.L.C., a Delaware
                                               limited liability company,
                                               general partner

                                               By: __________________________
                                                   Name: Steven E. Orbuch
                                                   Title: Authorized Person

                                    BLACKSTONE REAL ESTATE
                                    PARTNERS II.TE.1 L.P., a Delaware limited partnership

                                       By: Blackstone Real Estate
                                           Associates II L.P., a Delaware
                                           limited partnership, general partner

                                        By: Blackstone Real Estate
                                            Management Associates II L.P., a
                                            Delaware limited partnership,
                                            general partner

                                          By: BREA II L.L.C., a Delaware
                                              limited liability company,
                                              general partner

                                             By:______________________
                                                Name: Steven E. Orbuch
                                                Title: Authorized Person

BLACKSTONE REAL ESTATE
PARTNERS II.R (City Center), a New York general partnership

  By: Blackstone Real Estate
      Associates II L.P., a Delaware limited
      partnership, general partner

     By: Blackstone Real Estate
         Management Associates II L.P., a
         Delaware limited partnership, general
         partner

        By: BREA II L.L.C., a Delaware
            limited liability company, general
            partner

          By: ____________________
              Name:  Steven E. Orbuch
              Title: Authorized Person

BLACKSTONE REAL ESTATE
PARTNERS II.TE.3 L.P., a Delaware limited partnership

  By: Blackstone Real Estate
      Associates II L.P., a Delaware limited
      partnership, general partner

     By: Blackstone Real Estate
         Management Associates II L.P., a
         Delaware limited partnership, general
         partner

        By: BREA II L.L.C., a Delaware
            limited liability company, general
            partner

            By: __________________________
                Name:  Steven E. Orbuch
                Title: Authorized Person

                                    BLACKSTONE REAL ESTATE
                                    PARTNERS II.TE.4 L.P., a Delaware limited partnership

                                       By: Blackstone Real Estate
                                           Associates II L.P., a Delaware
                                           limited partnership, general partner

                                          By: Blackstone Real Estate
                                              Management Associates II L.P., a
                                              Delaware limited partnership,
                                              general partner

                                             By: BREA II L.L.C., a Delaware
                                                 limited liability company,
                                                 general partner

                                               By: ___________________________
                                                   Name:  Steven E. Orbuch
                                                   Title: Authorized Person

                                    BLACKSTONE REAL ESTATE
                                    PARTNERS II.TE.5 L.P., a Delaware limited partnership

                                       By: Blackstone Real Estate
                                           Associates II L.P., a Delaware
                                           limited partnership, general partner

                                          By: Blackstone Real Estate
                                              Management Associates II L.P., a
                                              Delaware limited partnership,
                                              general partner

                                             By: BREA II L.L.C., a Delaware
                                                 limited liability company,
                                                 general partner

                                               By: _________________________
                                                   Name:  Steven E. Orbuch
                                                   Title: Authorized Person

BLACKSTONE REAL ESTATE
INVESTORS (City Center) INC.

By: ___________________________________
    Name: Steven E. Orbuch
    Title: Authorized Person


                                     JOINDER

            BRE/CITY CENTER L.L.C., a Delaware limited liability company, hereby joins in the execution of this Agreement and accepts and, to the extent such provisions are applicable to BRE/City Center L.L.C., agrees to be bound by the provisions of the following Sections only:

            Section 3.1
            Section 3.2
            Section 3.3
            Section 4.1

                                    BRE/CITY CENTER L.L.C.

                                    By:__________________________
                                       Name: Steven E. Orbuch
                                       Title: Authorized Person

                               TABLE OF CONTENTS

                                                                            Page

                            ARTICLE I DEFINITIONS............................1
Section 1.1      Defined Terms...............................................1

                                  ARTICLE II.................................7
SALE, PURCHASE PRICE AND CLOSING.............................................7
Section 2.1  Sale of Asset...................................................7
Section 2.2  Purchase Price; Earnest Money...................................8
Section 2.3  The Closing....................................................10

              ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS
                                   OF THE SELLER ...........................11
Section 3.1  General Seller Representations and Warranties..................11
                 (a)  Formation; Existence..................................11
                 (b)  Power and Authority...................................11
                 (c)  No Consents...........................................11
                 (d)  No Conflicts..........................................12
                 (e)  Subsidiaries/ Authority to Conduct Business...........12
                 (f)  Limited Liability Company Agreement...................12
                 (g)  Sellers...............................................12
                 (h)  Restrictions upon Acquisition of Interests............13
                 (i)  Transferability of Interests..........................13
                 (j)  Liabilities...........................................13
                 (k)  Financial Statements..................................13
                 (l)  Obligations...........................................14
                 (m)  Income Taxes..........................................14
                 (n)  Foreign Person........................................14
Section 3.2  Representations and Warranties of Sellers as to the Assets ....14
                 (a)  Ownership of the Asset................................14
                 (b)  Contracts.............................................15
                 (c)  Space Leases..........................................15
                 (d)  Brokerage Commissions.................................16
                 (e)  Condemnation..........................................16
                 (f)  Litigation............................................16
                 (g)  Environmental Violations..............................17
                 (h)  Loan Documents........................................17
Section 3.3  Covenants of the Sellers Prior to Closing......................17
                 (a)  Insurance.............................................17
                 (b)  Operation.............................................17
                 (c)  New Contracts.........................................17
                 (d)  New Space Leases......................................18
                 (e)  Litigation............................................18
                 (f)  Sale of Tangible Personal Property....................19
                 (g)  Performance Under Space Leases........................19
                 (h)  Updated Estoppel Certificates.........................19
                 (i)  Loan Documents........................................19
                 (j)  Security Deposits.....................................19
                 (k)  Due Diligence Requests................................20
                 (l)  Updating Information..................................20

                 (m)  Review of Books and Records...........................20
                 (n)  Entity Status.........................................20
                 (o)  Property Management Employees.........................20
                 (p)  Tax Returns, Taxes....................................21

             ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                                       BUYER ...............................21
Section 4.1  Representations, Warranties and Covenants of the Buyer ........21
                 (a)  Formation; Existence..................................21
                 (b)  Power; Authority......................................21
                 (c)  No Consents...........................................21
                 (d)  No Conflicts..........................................22
                 (e)  Examination; No Contingencies.........................22
                 (f)  ......................................................23
                 (g)  Buyer's Affiliate/Assignee............................25
                 (h)  Like Kind Exchange....................................26
                 (i)  NY Life Loan..........................................26

                   ARTICLE V CONDITIONS PRECEDENT TO CLOSING................26
Section 5.1  Conditions Precedent To Seller's Obligations...................26
Section 5.2  Conditions to the Buyer's Obligations..........................27

                        ARTICLE VI CLOSING DELIVERIES.......................28

                         ARTICLE VII PURCHASE OPTION........................31

                           ARTICLE VIII INSPECTIONS.........................32
Section 8.1  Right of Inspection............................................32

                  ARTICLE IX TITLE AND PERMITTED EXCEPTIONS.................33
Section 9.1  Permitted Exceptions...........................................33
Section 9.2  Title Report, Survey and Searches..............................33
Section 9.3  Use of Purchase Price to Discharge Title Exceptions............33
Section 9.4  Inability to Convey............................................34
Section 9.5  Rights in Respect of Inability to Convey.......................34
Section 9.6  Voluntary/De Minimis Title Exceptions..........................35
Section 9.7  The Buyer's Right to Accept Title..............................35
Section 9.8  Cooperation....................................................35

                  ARTICLE X TRANSACTION COSTS; RISK OF LOSS.................36
Section 10.1  Transaction Costs.............................................36
Section 10.2  Risk of Loss..................................................37

                            ARTICLE XI ADJUSTMENTS..........................38
Section 11.1  Fixed Rents...................................................38
Section 11.2  Overage Rents.................................................39
Section 11.3  Ground Lease Rents............................................42
Section 11.4  Taxes and Assessments.........................................42
Section 11.5  Water and Sewer Charges.......................................42
Section 11.6  Utility Charges...............................................43
Section 11.7  Contracts.....................................................43
Section 11.8  Miscellaneous Revenues........................................43
Section 11.9  Supplies......................................................44
Section 11.10 Security Deposits.............................................44

Section 11.11 Employee Costs................................................44
Section 11.12 Leasing Costs.................................................44
Section 11.13 NY Life Loan Escrows..........................................46
Section 11.14 Other.........................................................46
Section 11.15 Re-Adjustment.................................................46

                         ARTICLE XII INDEMNIFICATION........................46
Section 12.1  Indemnification by the Seller.................................46
Section 12.2  Indemnification by the Buyer..................................46
Section 12.3  Limitations on Indemnification................................47
Section 12.4  Survival......................................................47
Section 12.5  Indemnification as Sole Remedy................................47

                   ARTICLE XIII TAX CERTIORARI PROCEEDINGS..................48
Section 13.1  Prosecution and Settlement of Proceedings.....................48
Section 13.2  Application of Refunds or Savings.............................48
Section 13.3  Survival......................................................49

                             ARTICLE XIV DEFAULT............................49
Section 14.1  Default.......................................................49

                           ARTICLE XV MISCELLANEOUS.........................50
Section 15.1  Use of Blackstone Name and Address ...........................50
Section 15.2  Exculpation of the Seller.....................................50
Section 15.3  Brokers.......................................................50
Section 15.4  Confidentiality; Press Release; IRS Reporting
              Requirements..................................................51
Section 15.5  Intentionally Omitted.........................................52
Section 15.6  Successors and Assigns; No Third-Party Beneficiaries..........52
Section 15.7  Assignment....................................................52
Section 15.8  Further Assurances............................................53
Section 15.9  Notices.......................................................53
Section 15.10 Entire Agreement..............................................54
Section 15.11 Amendments....................................................54
Section 15.12 No Waiver.....................................................54
Section 15.13 Governing Law.................................................54
Section 15.14 Submission to Jurisdiction....................................54
Section 15.15 Severability..................................................55
Section 15.16 Section Headings..............................................55
Section 15.17 Counterparts..................................................55
Section 15.18 Acceptance of Assignment......................................55
Section 15.19 Payment of Purchase Price.....................................55
Section 15.20 Construction..................................................56
Section 15.21 Recordation...................................................56
Section 15.22 Waiver of Jury Trial..........................................56
Section 15.23 Covenants/Simultaneous Closing................................56

                                                                            Page
                                                                            ----

                                                                            Page
                                                                            ----

                                    Exhibits

Exhibit A         -     Assignment and Assumption of Interests
Exhibit B         -     Release
Exhibit C         -     FIRPTA Certificate
Exhibit D         -     Auditors' Certification
Exhibit E         -     Press Release

Schedules

Schedule A        -     City Center Assignors
Schedule A-1      -     Description of City Center Fee Parcel
Schedule A-2      -     Description of City Center Leasehold Parcel
Schedule B        -     Existing Title Policy and Survey
Schedule C        -     NY Life Loan
Schedule C-1      -     Instruments Encumbering City Center Interests
Schedule D        -     Consents
Schedule E        -     Contracts
Schedule E-1      -     Contracts to be Terminated
Schedule F        -     Space Leases
Schedule F-1      -     Landlord's Work in Progress
Schedule F-2      -     Contemplated Leases
Schedule F-3      -     Deferred Tenant Improvements
Schedule F-4      -     Base Building Work
Schedule G        -     Brokerage Commissions
Schedule H        -     Litigation
Schedule I        -     Security Deposits Held By Seller
Schedule J        -     Buyer Consents

                         AGREEMENT OF PURCHASE AND SALE

                                      among

                            THE SELLERS NAMED HEREIN

                                       and

                       PRIME GROUP REALTY, L.P., the BUYER

                            As of February ____, 1999

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    [OMITTED]

                                    EXHIBIT B

                CONSENT, RELEASE AND REACKNOWLEDGEMENT AGREEMENT

                                    [OMITTED]

                                    EXHIBIT C

                       ENTITY TRNASFEROR FOREIGN INVESTORS
               REAL PROPERTY TAX ACT CERTIFICATION AND AFFIDAVIT

                                    [OMITTED]

                                    EXHIBIT D

                             AUDITORS' CERTIFICATION

                                    [OMITTED]

                                    EXHIBIT E

                                  PRESS RELEASE

                                    [OMITTED]

                                   SCHEDULE A

                              CITY CENTER ASSIGNORS

                                                                  Interest
                                                                  --------
Blackstone Real               345 Park Avenue, 31st Floor         28.4709%
Estate Partners               New York, New York 10154
Two L.P.

Blackstone Real               345 Park Avenue, 31st Floor         10.5093%
Estate Holdings               New York, New York 10154
II L.P.

Blackstone Real               345 Park Avenue, 31st Floor         25.8242%
Estate Partners               New York, New York 10154
II.TE.1 L.P.

Blackstone Real               345 Park Avenue, 31st Floor         8.9501%
Estate Partners               New York, New York 10154
II.R (City Center)

Blackstone Real               345 Park Avenue, 31st Floor         3.3387%
Estate Partners               New York, New York 10154
II.TE.3 L.P.

Blackstone Real               345 Park Avenue, 31st Floor         1.7317%
Estate Partners               New York, New York 10154
II.TE.4 L.P.

Blackstone Real               345 Park Avenue, 31st Floor         15.2562%
Estate Partners               New York, New York 10154
II.TE.5 L.P.

Blackstone Real               345 Park Avenue, 31st Floor         5.9191%
Estate Investors              New York, New York 10154
(City Center) Inc.

                                  SCHEDULE A-1

                            DESCRIPTION OF FEE PARCEL

                                    [OMITTED]

                                  SCHEDULE A-2

                         DESCRIPTION OF LEASEHOLD PARCEL

                                    [OMITTED]

                                   SCHEDULE B

                        EXISTING TITLE POLICY AND SURVEY

                                    [OMITTED]

                                   SCHEDULE C

                             NY LIFE LOAN DOCUMENTS

                                    [OMITTED]

                                  SCHEDULE C-1

                  INSTRUMENTS ENCUMBERING CITY CENTER INTERESTS

National City Center Right of First Refusal.

                                   SCHEDULE D

                                    CONSENTS

                                    [OMITTED]

                                   SCHEDULE E

                                    CONTRACTS

                                    [OMITTED]

                                  SCHEDULE E-1

                           CONTRACTS TO BE TERMINATED

                                      NONE.

                                   SCHEDULE F

                                  SPACE LEASES

                                    [OMITTED]

                                  SCHEDULE F-1

                           LANDLORD'S WORK IN PROGRESS

TENANT                  DOCUMENT          DESCRIPTION                       OUTSTANDING AMOUNT
------                  --------          -----------                       ------------------
National City Bank      4th Expansion     Tenant Improvement allowance     $407,440
                                          of $20/RSF on 20,372 RSF

                                  SCHEDULE F-2

                               CONTEMPLATED LEASES

                                      NONE.

                                  SCHEDULE F-3

                          DEFERRED TENANT IMPROVEMENTS

TENANT              DOCUMENT                DESCRIPTION                   OUTSTANDING AMOUNT
------              --------                -----------                   ------------------
Baker & Hostetler   9th Addendum to         Tenant Improvement Payments   1999  $91,794
                    Lease                                                 2000  $91,794
                                                                          2001  $91,794

                                  SCHEDULE F-4

                               BASE BUILDING WORK

                                      NONE.

                                   SCHEDULE G

                              BROKERAGE COMMISSIONS

                                      NONE.

                                   SCHEDULE H

                                   LITIGATION

                                    [OMITTED]

                                   SCHEDULE I

                        SECURITY DEPOSITS HELD BY SELLER

                                    [OMITTED]

                                   SCHEDULE J

                                 BUYER CONSENTS

                                      NONE.